UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Kimball International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 9, 2016

Dear Fellow Share Owners:
I am pleased and excited to invite you to our Annual Meeting of Share Owners to be held on October 25, 2016, at 9:30 a.m. EDT at the Kimball International headquarters building at 1600 Royal Street in Jasper, Indiana. Our offices will be open for sign-in beginning at 8:45 a.m. EDT. Please see the Proxy Statement for registration instructions. Your vote is very important to us, so I encourage you to follow the simple instructions on your notice of Internet availability or proxy card to vote online, via telephone, or, if you received a printed set of proxy materials, by mailing in your proxy card. If you attend the Annual Meeting, you may also vote in person.
We made a lot of progress in fiscal 2016, which culminated in our best operating margin in 15 years, after adjustments for the impact of the spin-off and restructuring actions. Notably, we completed the relocation of our Idaho facility to Indiana, improved our office furniture market share as our new products resonated well with the design community, and improved our corporate governance. We accomplished these things – and more – thanks to the efforts of our incredible team of more than 3,000 dedicated employees.
Because we value your thoughts as well as your investment, we spoke with investors representing 63% of our institutional market capitalization. A few common themes emerged from those discussions. Shareholders liked our improved results, appreciated the governance actions taken after the spin-off of our Electronics Manufacturing Services segment in late 2014, valued discussion of our capital structure and asked if we might consider declassifying our board.
As a reminder on this last point, it may help to share the context with you. Concurrent with the spin-off of Electronics, we eliminated the dual class share structure and unequal voting rights around the same time the classified board was implemented. These are very unusual changes among public companies. We believe the net effect of these combined changes enhanced, rather than diminished, shareholder rights and our accountability. It also keeps us squarely within the Indiana statute requiring that certain public companies maintain classified boards. Our Board will continue to discuss this topic on a regular basis.
It is also important to consider the additional corporate governance improvements made during fiscal years 2015 and 2016, all of which our Board believes substantially improved our governance practices:

•	added a Lead Independent Director to the Board;

•	added majority voting in director elections, requiring a director to submit his or her resignation if he or she does not receive a majority of votes cast in an uncontested election;

•	formalized our related persons transaction policy;

•	adjusted Stock Ownership Guidelines to be more aligned with industry practice;

•	added a no hedging/pledging policy for officers and directors holding Company stock; and

•	added a Chief Compliance Officer role.

We also refreshed our board membership this past fiscal year. Christine “Tina” Vujovich, a board member for the past 22 years, retired from our board in April of 2016. We thank her for her service, as we have benefited from her wisdom, leadership and friendship. She will be greatly missed. Two new directors joined us: Dr. Susan Frampton, President of Planetree, Inc., a global leader in advancing patient-centered healthcare; and Kristine L. Juster, President of the Global Writing Segment of Newell Rubbermaid, Inc. Both Susan and Kristine provide our board with background and experience in areas that we believe will help propel forward Kimball’s strategic planning and future growth.
I hope you agree we have a good balance of skills, experience, diversity and tenure on our eight member board. We now have three women serving on our board. We have a low average tenure of 3.7 years, and a wide range of individual tenures. None of our board members serve on more than two public company boards.
Concerning our capital structure, we had $47.6 million of cash and less than $0.3 million of debt as of June 30, 2016. It is our intent to better align our capital structure with that of our peers as we complete our turnaround effort. Priorities for our capital will consist of reinvestment back into our business for growth, stock buyback to offset the effect of stock compensation dilution, dividends paid at a level comparable to our peers, and opportunistic acquisitions or partnerships. Should our cash generation outpace the need for capital from these priorities, additional stock buybacks will be evaluated. Our return on capital is already approaching industry leading levels and will remain a key metric as we evaluate our performance going forward.
Lastly, with our investor outreach this past year, it became clear how the spin-off of Electronics, which was over half of the company in sales and most of the earnings, made long-term stock price performance comparisons difficult and confusing to investors. Many investors look at three and five-year stock price trends and believe the pre-spin period is comparable to the post-spin Kimball International, which it is not. As time passes, this will become less of an issue; but for the time being, we believe it is more helpful to look at post-spin stock performance. To aid in comparing our performance to trends, below is a performance graph from the spin-off date forward. We are pleased with our progress.
We look forward to continued improvement and thank you for your support and investment in Kimball International; we do not take either for granted and work hard to keep your trust.

Bob Schneider,
Chairman and CEO

KIMBALL INTERNATIONAL, INC.
1600 Royal Street
Jasper, Indiana 47549
(812) 482-1600

NOTICE OF ANNUAL MEETING OF SHARE OWNERS
to be held October 25, 2016

To the Share Owners of Kimball International, Inc. (the “Company”):

Time and Date: 9:30a.m., Eastern Daylight Time, October 25, 2016

Place: Kimball International Headquarters, 1600 Royal Street, Jasper, Indiana

Purpose: The following matters will be addressed:

1.	To elect two directors of our Company.

2.	To approve the Kimball International, Inc. 2016 Annual Cash Incentive Plan.

3.	To ratify the appointment of our Company’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2017.

4.	To consider and transact such other business as may properly come before the meeting or any adjournments thereof.

Voter Eligibility:    All Share Owners of record at the close of business on August 22, 2016, are entitled to vote at the meeting or any adjournment thereof on the matters identified above.

Proxy availability: On or about September 9, 2016, the Company mailed many of its Share Owners a Notice of Internet Availability of Proxy Materials (the “Notice”). On or about the same date, the Company mailed a printed copy of its 2016 Annual Report to Share Owners, Proxy Statement and a proxy card to its other Share Owners. On the mailing date of the Notice, all Share Owners of record and street name holders will have the ability to access all of the Company’s proxy materials, including the 2016 Annual Report to Share Owners and the proxy statement, via the Internet at http://www.kimball.com/proxy_vote.aspx or www.proxyvote.com.
If you have received a printed set of proxy materials, a proxy, being solicited on behalf of the Board of Directors, has been enclosed along with a return envelope, which requires no postage if mailed in the United States. If you own shares of either Class A Common Stock or Class B Common Stock, or both, you will receive one Notice, or if you have received a printed set of proxy materials, you will receive one proxy card.
By Order of the Board of Directors
Julia Heitz Cassidy, Secretary
September 9, 2016
YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE
PROMPTLY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE
INSTRUCTIONS ON THE NOTICE OR THE PROXY CARD, OR IF YOU
RECEIVED A PRINTED SET OF PROXY MATERIALS, YOU MAY VOTE
BY SIGNING, DATING AND MAILING THE ACCOMPANYING PROXY CARD.
THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO
VOTE IF YOU ATTEND THE MEETING IN PERSON.

PLEASE NOTE THAT IF YOU DECIDE TO ATTEND IN PERSON, YOU WILL BE ADMITTED ONLY ON THE FOLLOWING CONDITIONS:
A. PRESENTATION OF A PHOTO IDENTIFICATION, AND
B. YOUR NAME MUST BE ON OUR SHARE OWNER LIST OR A RECENT BROKERAGE STATEMENT SHOWING SHARE OWNERSHIP AS OF AUGUST 22, 2016 MUST BE PRESENTED.
DOORS WILL OPEN AT 8:45 A.M. FOR THE 9:30 A.M. EDT MEETING.

DIRECTIONS TO THE ANNUAL MEETING OF SHARE OWNERS:
From Evansville, Indiana (via I-64 East):
Take exit 57 (US-231).
Go North on US-231 approximately 15 miles.
Turn right onto 15th Street.
Turn left onto Royal Street to arrive at the 1600 Royal Street Corporate Headquarters.
From Louisville, Kentucky (via I-64 West):
Take exit 63 (Highway 162).
Go North on Highway 162 approximately 12 miles.
At the intersection of Highway 162 and 3rd Avenue, proceed North on 3rd Avenue for 3 miles.
3rd Avenue becomes 3rd Street. Continue for 2 blocks.
Turn right onto Newton Street, which becomes US-231 Northbound.
Turn right onto 15th Street.
Turn left onto Royal Street to arrive at the 1600 Royal Street Corporate Headquarters.
From Indianapolis, Indiana (via Hwy 37 South):
Take Highway 37 South to I-69.
Follow I-69 to Exit 87, the NSA Crane/Jasper exit and turn left (south) on US 231.
In Loogootee take US 231 South to Jasper approximately 20 miles.
US 231 in Jasper is also called Newton Street.
Going Southbound on Newton Street, turn left onto 15th Street.
Turn left onto Royal Street to arrive at the 1600 Royal Street Corporate Headquarters.

KIMBALL INTERNATIONAL, INC.
1600 Royal Street,
Jasper, Indiana 47549
(812) 482-1600

ANNUAL MEETING OF SHARE OWNERS
October 25, 2016

PROXY STATEMENT

This Proxy Statement and the accompanying proxy are being provided to the Share Owners of KIMBALL INTERNATIONAL, INC. (“we,” “us,” “our” or the “Company”) on or about September 9, 2016, and are furnished in connection with the Board of Directors’ solicitation of proxies to be used at the Annual Meeting of Share Owners (the “Annual Meeting”) to be held October 25, 2016, at 9:30 a.m. EDT at the Kimball International Headquarters, 1600 Royal Street, Jasper, Indiana, or any adjournment thereof, for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Share Owners accompanying this Proxy Statement.

GENRAL INFORMATION REGARDING THE PROXY AND YOUR VOTING RIGHTS
What is a proxy and a proxy statement?
A proxy is your legal designation of another person to vote the shares you own. The person you designate to vote on your behalf is called a proxy or proxy holder. If you designate another person as your proxy in a written document, that document also is called a proxy or proxy card. A proxy statement is the document that contains information we are required to disclose to you pursuant to the rules of the Securities and Exchange Commission (the “SEC”) when we ask you to sign a proxy designating one or more individuals to vote on your behalf or otherwise solicit shareholder votes.
How can I access the proxy materials?
On or about September 9, 2016, we mailed to many of our Share Owners a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2016 Annual Report to Share Owners, which includes our Annual Report on Form 10-K as filed with the SEC for the fiscal year ended June 30, 2016 (our “2016 Annual Report”). The Notice contains instructions on how to access this Proxy Statement and the 2016 Annual Report and vote online. The Notice also contains instructions on how each of those Share Owners can request and receive a paper copy of our proxy materials, including this Proxy Statement, our 2016 Annual Report and a proxy card. Using this distribution process conserves natural resources and reduces the costs of printing and distributing these proxy materials. This Proxy Statement, the form of the proxy card and voting instructions are being made available to Share Owners on or about September 9, 2016, at http://www.kimball.com/proxy_vote.aspx, where you will click on the “vote now” button, or www.proxyvote.com.
The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our Share Owners. This delivery method is referred to as “householding” and can result in significant cost savings for the Company. To take advantage of this opportunity, we have delivered only one Notice or set of proxy materials to multiple Share Owners who share an address, unless we received contrary instructions from the impacted Share Owners prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any Share Owners at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or proxy materials, contact Broadridge Financial Solutions, Inc. at 800-542-1061 or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a Share Owner sharing an address with another Share Owner and wish to receive only one copy of future Notices or proxy materials for your household, please contact Broadridge at the above phone number or address.
Who is entitled to vote?
Share Owners of record who hold Common Shares of KBAL (Class A or Class B) at the close of business on the record date, August 22, 2016, are entitled to receive notice of the Annual Meeting of Share Owners and vote their shares, or have their shares voted by the proxy on their behalf, at the Annual Meeting, or any postponement or adjournment of the meeting. Share Owners are entitled to one vote per share and individual votes will be kept confidential, except as appropriate to meet legal requirements.

What is a “beneficial owner”?
This describes how you own your shares, i.e., your shares are held in “street name” through a bank, broker, nominee or other shareholder of record. For comparison, a “shareholder” or “share owner” of record, or a “registered shareholder,” holds shares that are registered directly to them through Computershare, our transfer agent.
How do I vote my shares?
If you are a registered Share Owner, you may vote in person at the Annual Meeting or by proxy. If you decide to vote by proxy, you may do so over the Internet, by telephone or by U.S. mail prior to the Annual Meeting. As a registered Share Owner, you can simplify your voting and save our Company expense by voting via telephone or the Internet. Instructions explaining how to vote by telephone or the Internet are provided on the Notice and the proxy card. These documents include a control number to verify a Share Owner’s identity, allowing the Share Owner to access online proxy materials, vote the shares and confirm that the voting instructions have been recorded properly. You may also vote by mail if you received a paper copy of the proxy card. You should review the proxy materials, then sign, date and mark your proxy card and mail it in the prepaid and addressed envelope provided. If you vote by telephone or the Internet, please do not return a signed proxy card.
If you are a beneficial owner, your bank, broker or other nominee, as the record holder of your shares, is required to vote the shares according to your instructions. You should receive instructions from your bank, broker or other nominee on how to vote the shares. If you hold your shares in street name, you must request a legal proxy from your bank, broker or nominee if you would like to vote in person at the Annual Meeting. If you fail to provide voting instructions, your broker, bank or other nominee is permitted to vote your shares on the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.  However, they may not vote on the election of directors or the approval of the 2016 Annual Cash Incentive Plan absent instructions from you.  Without your voting instructions on such proposals, a “broker non-vote” will occur with respect to those proposals.
What am I being asked to vote on?
Our Share Owners are being asked to vote on:

•	Election of two Class II Directors: Patrick E. Connolly and Kimberly K. Ryan;

•	Approval of the 2016 Annual Cash Incentive Plan (the “Annual Cash Incentive Plan”); and

•	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2017.
The Board of Directors knows of no other matters that may come up for action at the Annual Meeting. However, if any other matter properly comes before the meeting, the persons named in the proxy form will vote in accordance with their judgment on such matter using the discretionary authority granted in the proxy form.
How will my shares be voted?
If you are a Share Owner of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. All properly delivered proxies will be voted. In the absence of contrary direction, the proxies will be voted “FOR” the election of each of the named nominees to the Board of Directors, “FOR” the approval of the Annual Cash Incentive Plan, and “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm.
If you are a beneficial owner, you will need to instruct your bank, broker, or nominee as to your wishes for voting on the items listed above. If you do not provide instructions to your broker, bank or other nominee, the nominee generally has discretionary voting power only with respect to matters that are considered routine. Only the third item, ratification of the appointment of the Company’s independent registered public accounting firm, would be considered routine. Your shares would not be voted on the other proposals. This is known as a “broker non-vote”. To avoid a broker non-vote, you must send voting instructions to your bank, broker or nominee, or obtain a legal proxy and vote your shares in person at the Annual Meeting.
Can I change or revoke my proxy after I return my proxy card?
Yes, any proxy may be changed or revoked by a Share Owner at any time before it is exercised at the Annual Meeting by:

•	submitting a properly signed proxy card with a later date either at or prior to the Annual Meeting;

•	submitting a vote at a later time via the Internet or telephone;

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy; or

•	delivering to our Corporate Secretary a written notice of revocation, provided such notice is received at or prior to the Annual Meeting.
Will I have to pay to receive proxy materials?
The entire cost of soliciting proxies will be borne by our Company. In addition to the use of mail services, proxies may be solicited by personal interview, telephone, and electronic mail by directors, officers, and employees of our Company without extra compensation. Our Company will also reimburse brokerage houses, custodians, nominees, and fiduciaries for actual expenses incurred in forwarding proxy material to beneficial owners.  We have also retained the services of Alliance Advisors, LLC to assist in the solicitation of proxies on behalf of the Board of Directors for a fee of $7,500 plus reasonable out-of-pocket expenses.
When will the Annual Report be available?
Our 2016 Annual Report is being made available at the same time and by the same method described for the proxy materials. The 2016 Annual Report is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference. Share Owners may receive, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2016, including financial statements but excluding exhibits, as filed with the SEC. Please address requests for a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 to our Secretary at Kimball International, Inc., 1600 Royal Street, Jasper, Indiana 47549.
Who can attend the Annual Meeting of Share Owners?
All registered Share Owners as of the record date, or their duly appointed proxies, may attend the meeting. A government-issued photo identification such as a driver’s license, state-issued ID or passport, will be required for entrance to the meeting. Please note if you are a beneficial owner, you will also need to bring a copy of a brokerage statement reflecting your ownership of shares of our Common Stock as of the record date to enter the meeting.
What is the impact on me if I hold Class A shares versus Class B shares of Common Stock?
Due to the unification of the two classes of stock concurrent with the spin-off of the Electronics Manufacturing Services (“EMS”) segment of the Company, which was effective October 31, 2014 (“the spin-off”), all references in this Proxy Statement to “Common Stock” shall include both classes of stock unless either Class A or Class B is clearly identified. Each class of stock now has equal rights, preferences, limitations and restrictions, except that Class A shares must be converted to Class B shares before they can be publicly traded. Each share of Common Stock is entitled to one vote with respect to the election of two directors, the approval of the Annual Cash Incentive Plan, the ratification of the Company’s independent registered public accounting firm, and any other matters submitted to a vote at the meeting.
Our Class A Common Stock was de-registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), effective in September, 2015. However, this does not affect the rights of Share Owners who choose to continue to hold their Class A shares.
We do encourage any Share Owners that continue to hold Class A Common Stock to convert those shares to Class B Common Stock. Class A and Class B Common Stock are now equal in all respects, including voting rights and dividend amounts, except that Class A must be converted to Class B in order to be publicly traded.

ADDITIONAL VOTING INFORMATION
As noted in the previous section, there are three proposals to be voted on at the Annual Meeting by Share Owners of record at the close of business on August 22, 2016. On August 22, 2016, the record date, there were outstanding 286,385 shares of Class A Common Stock and 37,434,901 shares of Class B Common Stock. The presence of a quorum requires that a majority of outstanding shares of Common Stock be present at the meeting by proxy or in person. Withholding authority, abstentions and “broker non-votes” will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
Proposal 1. With a quorum of Share Owners present at the Annual Meeting, two directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election at the meeting (i.e., the nominees receiving the highest number of votes cast in each category will be elected). The election of directors will not be affected if you choose not to vote your shares or if you withhold authority to vote your shares, and will not be affected by broker non-votes. In 2015, the Board approved a change to the Company’s Corporate Governance Principles to require that, in any uncontested election of an individual director or a class of directors, if more votes are cast “withheld” than “for” a director’s election, the director must promptly tender his or her resignation to the Board of Directors. The Compensation and Governance Committee will then proceed to review relevant factors to determine whether the resignation should be accepted. The Board of Directors recommends that you vote “FOR” both Director nominees in Proposal 1.
Proposal 2. The Annual Cash Incentive Plan is subject to the approval requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), to allow for the deductibility of performance-based compensation payments under the Plan. Approval of the Annual Cash Incentive Plan requires the affirmative vote of a majority of the votes cast. In other words, approval will be given where the number of shares voted “FOR” the plan exceeds the number of shares voted “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as a vote against the approval of the Annual Cash Incentive Plan. Broker non-votes will not affect the determination of whether the Annual Cash Incentive Plan is approved. The Board of Directors recommends that you vote “FOR” the approval of the Kimball International, Inc. 2016 Annual Cash Incentive Plan set forth in Proposal 2.
Proposal 3. The appointment of the Company’s independent registered public accounting firm will be ratified and approved if more shares of Common Stock are voted “FOR” the proposal than “AGAINST”. Neither abstentions nor broker non-votes will affect the outcome of this proposal. The Board of Directors recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2017 set forth in Proposal 3.

SHARE OWNER PROPOSALS
Proposals which are desired to be presented at the 2017 Annual Meeting by Share Owners and included in the Company’s Proxy Statement for that meeting must be received by the Company at its principal executive offices, 1600 Royal Street, Jasper, Indiana 47549, no later than May 12, 2017. Such proposals, however, must meet certain requirements under the regulations of the SEC to be included in the Company’s Proxy Statement. A Share Owner wishing to nominate a candidate for election as a director or to bring any other proposal before the 2017 Annual Meeting of Share Owners (but not include the nomination or proposal in the Company’s Proxy Statement), must cause written notice of the proposal to be received by the Secretary of the Company at its principal executive office no earlier than July 7, 2017, and no later than July 27, 2017. The written notice must also meet additional requirements as stated in the Company’s By-laws, a copy of which is available upon written request directed to the Secretary of the Company.

SHARE OWNER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Share Owners may communicate with a member of the Board of Directors by sending comments in care of the Secretary of the Company at 1600 Royal Street, Jasper, Indiana 47549. The Secretary has the discretion to forward the correspondence to the director, or if circumstances dictate, to other departments within the Company to which such communication is more appropriately addressed. A log of correspondence received and copies of the correspondence are available to any director who wishes to review them.

SHARE OWNERSHIP INFORMATION
Under the regulations of the SEC, persons who have power to vote or invest in or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial holders of such shares.
Set forth in the following table are the beneficial holdings, as of August 12, 2016, of the Company’s Common Stock on the basis described above for: (i) each person known to our Company who may be deemed to beneficially own more than 5% of our Company’s Common Stock; (ii) each current director; (iii) each “Named Executive Officer” (NEO) as listed in the Summary Compensation Table appearing later in this Proxy Statement; and (iv) all directors and executive officers as a group. The total number of our shares listed in the table for all executive officers and directors as a group is 848,481 shares of Common Stock (2.3% of the outstanding shares of Common Stock), as of the date noted above.

	Shares Beneficially Owned(a)(b)
Name	Sole Voting and Investment Power	Shared Voting and Investment Power	Percent of Total Shares
Dimensional Fund Advisors LP (c)	2,548,592	None	6.8%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
BlackRock, Inc. (d)	1,986,046	None	5.3%
40 East 52nd Street
New York, NY 10022
Directors and Named Executive Officers:
Geoffrey L. Stringer	53,741	None	(e)
Thomas J. Tischhauser	48,501	None	(e)
Timothy J. Jahnke	12,537	None	(e)
Kimberly K. Ryan	9,391	None	(e)
Patrick E. Connolly	14,794	None	(e)
Kristine L. Juster	3,355	None	(e)
Dr. Susan B. Frampton	3,929	None	(e)
Robert F. Schneider	267,397	31,850	(e)
Donald W. Van Winkle	141,747	None	(e)
Michelle R. Schroeder	59,143	None	(e)
Kevin D. McCoy	51,424	None	(e)
Lonnie Nicholson	42,848	None	(e)
All executive officers and directors as a Group (16 persons)	848,481	31,850	2.3%
_____________

(a)	Based upon information obtained from the executive officers, directors, and beneficial owners (according to the definition of “beneficial ownership” under the regulations of the SEC).

(b)
The “Sole Voting and Investment Power” column includes shares owned by the spouses living in the households of the individuals listed. The “Shared Voting and Investment Power” column includes shares held by a foundation over which Mr. Schneider has shared voting and investment power. Beneficial ownership is disclaimed as to such shares and as to all other shares over which the named person does not have full beneficial rights.

(c)
This information is derived from the Schedule 13G/A filed by such Share Owner with the SEC on February 9, 2016, indicating beneficial ownership as of December 31, 2015, as updated by the Form 13F filed by such Share Owner with the SEC on August 9, 2016, indicating beneficial ownership as of June 30, 2016. The Share Owner reports that it has the sole power to vote or direct the vote of 2,468,699 shares and the sole power to dispose or direct the disposition of 2,548,592 shares but also notes that it is an investment advisor registered under the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional

Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the Company’s shares held by the Funds. However, all of the Company’s shares are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(d)
This information is derived from the Schedule 13G/A filed by such Share Owner with the SEC on January 28, 2016, indicating beneficial ownership as of December 31, 2015, as updated by the Forms 13F-HR filed by such Share Owner and its affiliates with the SEC on August 10, 2016, and other available information, indicating beneficial ownership as of June 30, 2016. BlackRock, Inc. reports that it is a parent holding company or control person and has the sole power to vote or direct the vote of 1,893,280 shares and sole power to dispose or direct the disposition of 1,986,046 shares, but also notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Company’s shares and that no one person’s interest in the Company’s shares is more than 5% of the total outstanding shares of the Company. BlackRock, Inc. reports that the following of its subsidiaries acquired the shares: BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock Advisors, LLC, BlackRock Netherlands BV, BlackRock Advisors (UK) Ltd., BlackRock Asset Management Canada Limited.

(e)	Totals are under one percent of the outstanding total of Common Stock.

ELECTION OF DIRECTORS
Director Nominees
The Company’s Share Owners are entitled to elect two (2) directors, both of whose current terms will expire at the Annual Meeting. At its April 2016 meeting, the Board of Directors (the “Board”) approved the nomination of Patrick E. Connolly and Kimberly K. Ryan for re-election as directors, each to serve a three-year term, until the 2019 Annual Meeting or until their successors are elected and have qualified.
Each nominee is currently serving as a director of our Company. Ms. Ryan has served as a director since February, 2014, and Mr. Connolly has served as a director since August, 2014. Each nominee has consented to continue to serve as a director. If for any reason any such nominee shall become unable or unwilling to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the accompanying proxy. The Board has no reason to believe that either nominee will be unable to serve.
Unique individual qualifications and skills of our nominees that led the Board to the conclusion that each should continue to serve as a director are further described below.

The Board of Directors recommends a vote “FOR” the election of each of the director nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES
Our Board of Directors consists of eight directors, seven of whom are “independent directors,” as defined by the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”). The Board has determined that such independent directors have no relationship with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. Christine “Tina” Vujovich retired from the Board in April, 2016, and was replaced by Dr. Susan Frampton. At the same time, another Board member was appointed by the Board as well, Kristine L. Juster. Biographical and business information for both of these new directors is provided below, along with information regarding all of our directors. With these two appointments, the Board and the Company are proud of the fact that women hold more than 1/3 of the seats on the Board. Due to the significant changes to the personnel making up our Board of Directors during and after the spin-off of the EMS segment, our average Board member tenure is currently 3.7 years.
The independent directors meet in regularly scheduled executive sessions held during the scheduled Board meetings and at other times as they deem appropriate. The Board is led by Chairman Robert F. Schneider, who is also the Chief Executive Officer of our Company. Thomas Tischhauser serves as Lead Independent Director to the Board. The Company expects its directors to attend all board meetings, Committee meetings, and the Annual Meeting of Share Owners. During fiscal year 2016, the Board met four times and each director then in office attended 100% of the meetings of the Board. All Compensation and Governance Committee members attended all six committee meetings. All Audit Committee members attended all seven Audit Committee meetings, except for Mr. Connolly who missed one teleconference meeting. All directors then in office attended the last Annual Meeting of Share Owners held on October 20, 2015.

Director Qualifications
The rapidly changing business conditions and markets in which the Company operates require a high-performance and committed Board. Individual Board members must possess a broad variety of experience, qualifications, attributes, and skills. These include personal integrity, commitment to the Company’s Guiding Principles, practical judgment, broad complementary education, experience and expertise in various areas such as sales and marketing, international operations, finance and accounting, education, government, manufacturing, compensation systems, human resources, environmental regulation, financial markets, and leadership. The members of our Board of Directors have demonstrated their leadership, experience and skills in these various areas in fiscal year 2016, guiding the executive management team as it continues its focus on the Company’s furniture manufacturing roots, improving the Company’s market position, and developing and implementing strategic growth plans for the Company and each of its business units.
The following table includes a listing of our Board members and their qualifications:

Name	Information(a)	Director Since
Patrick E. Connolly Strong analytical and strategic planning experience; health and education industry knowledge; global track record of improving diversity, driving innovation and growing revenue.
Mr. Connolly, age 57, has served as a Director of our Company since August 2014, and is a member of the Audit Committee. He is a member of director class II, and is up for election this year. He has served as the Global CEO, Schools and Universities of Sodexo since 2015 and has held various other senior management positions with Sodexo since 1989, including Chief Operating Officer of Sodexo North America, and President of Sodexo Heath Care from 2007 to 2015. He has overseen operations and led growth both organically and by acquisition. Mr. Connolly’s global experience in the health care and education industries, experience in driving innovation, growing revenue, improving diversity, managing operations, and his strong analytical and strategic planning skills bring diverse beneficial insights to the Company.
2014

Kimberly K. Ryan Financial, IT, marketing and logistics experience in leadership roles; business-to-business expertise in sales operations and manufacturing, including wood products; international leadership role and proven success with strategically planned growth.
Ms. Ryan, age 49, has served as a Director of our Company since February, 2014, and is a member of the Audit Committee. She is a member of director class II, and is up for election this year. She is President of Coperion, Inc., and Senior Vice President of Hillenbrand, Inc. Coperion is a wholly-owned subsidiary of Hillenbrand, Inc. Ms. Ryan has held this role since June 2015. Prior to taking the position with Coperion, she was President of Batesville Casket Company, another subsidiary of Hillenbrand, Inc., since 2011. She was Group Vice President, Post Acute Care of Hill-Rom Holdings, Inc. from 2005 to 2011, including during a spin-off of the Hillenbrand entities. Prior to that she held various senior management positions within Hillenbrand Industries from 1989 to 2005. Ms. Ryan brings extensive knowledge of business-to-business products and services for a variety of global industries, manufacturing and sales operations, and proven leadership in the areas of finance, operations, logistics, information technology, costing and marketing. Her strategic planning and financial background, including a degree in accounting, provide keen insights to the Board.
2014

Timothy J. Jahnke Compensation and Governance Committee Chair Thirty years of senior management experience and strong compensation background; related markets knowledge in housing, remodeling and hospitality.
Mr. Jahnke, age 56, has served as a Director of our Company since February 2014, and is Chair of the Compensation and Governance Committee. He is up for re-election in 2018 as a member of director class I. Mr. Jahnke has been President and Chief Executive Officer of Elkay Manufacturing Company (“Elkay”) since 2007, and also has served as a director of Elkay since 2009. Prior to that, he held various senior management positions at Newell Rubbermaid Corporation (“Newell Rubbermaid”) from 1986 to 2007. Mr. Jahnke has over thirty years of experience in management and leadership of operations of various manufacturing companies. His experience and knowledge of products for the housing, remodeling, hospitality, and commercial markets, combined with his international, operational and cultural experience add important perspective to the Board. He has significant experience as a former Vice President of Human Resources at Newell Rubbermaid, which provides invaluable insight for the Company’s compensation strategy and annual reviews of executive compensation.
2014

Name	Information(a)	Director Since
Kristine L. Juster Twenty-year strong track record of sales growth and product innovation; international experience in developed and emerging markets.
Ms. Juster, age 53, was appointed as a Director of our Company and a member of the Audit Committee in April, 2016. She will be up for election in 2018 as a member of director class I. She is President of Newell Rubbermaid’s Global Writing Segment, a position she has held since early 2014, and is responsible for leading the accelerated growth model for the Sharpie, PaperMate, Expo, Waterman, Parker and Dymo brands in both developed and emerging markets. Immediately prior to this position Ms. Juster was President of the Baby and Parent Segment since 2011. Ms. Juster has been with Newell Rubbermaid since 1995, when it acquired a company she had co-founded. In those 20+ years, she has held a number of roles at Newell Rubbermaid leading successively larger business segments to significant improvements in sales growth, innovative product development initiatives, and strategic growth of retail outlets and customer partnerships. She has also held various sales leadership roles in her career. Ms. Juster is an internationally-experienced leader and entrepreneur with proven expertise building businesses for long-term, sustainable growth. Her skills and experience will assist the Board as it continues to guide the Company with strategic planning and implementation of organic and acquired growth plans. Her marketing skills and entrepreneurial mindset will also benefit the Company in its marketing and operational strategies.
2016

Thomas J. Tischhauser Lead Independent Director Senior leadership experience in multi-national corporations; deep familiarity with manufacturing, engineering, product life and quality management systems.
Mr. Tischhauser, age 58, has served as a Director of our Company since 2008. He currently serves as our Company’s Lead Independent Director, and is a member of the Compensation and Governance Committee. He will be up for re-election in 2018, as a member of director class I. Mr. Tischhauser has been an independent executive consultant in leadership development and a principal with Wynstone Partners since 2007. He served as Vice President of Continental Automotive from 2006 to 2007 and served in various management positions at Motorola from 1983 to 2006, including his last position as Corporate Vice President. He has held senior leadership positions in engineering, product management, quality and corporate strategy. His various roles at Motorola and his exposure to high levels of corporate leadership at multiple companies through his consultancy role give him strong multinational corporate experience and exposure to a broad range of corporate cultures and practices. He has deep experience in strategic business planning, and his eight years of experience as a member of the Company’s Board give him insight and perspective on the furniture business as well as its culture and business strategies. Since the spin-off of our EMS segment, Mr. Tischhauser has also served on the Board and Compensation and Governance Committee of Kimball Electronics, Inc. (“Kimball Electronics”).
2008

Name	Information(a)	Director Since
Dr. Susan B. Frampton Deep knowledge of healthcare as growth market opportunity; expertise in quality management systems; key thought leader and driver of change in leadership role.
Dr. Frampton, age 58, was appointed as a Director of our Company and to the Compensation and Governance Committee in April 2016. She is a member of director class III, and will be up for election in 2017. She has served as the President of Planetree, a non-profit advocacy and membership organization that works with an international network of over 700 healthcare provider organizations in 19 countries to implement comprehensive patient/person-centered models of care, since 2000. Dr. Frampton, a medical anthropologist, has authored numerous publications, including the third edition of Putting Patients First (Jossey-Bass 2013) and a chapter in Providing Compassionate Health Care (Routledge 2014). Dr. Frampton currently co-chairs the National Quality Partnership, a collaborative of major national organizations convened by the National Quality Forum (“NQF”), and the Advanced Illness Care Action Team, also convened by NQF. She also serves on the Governing Board for the WHO-CC International Network of Health Promoting Hospitals, has participated on the The Joint Commission’s Expert Advisory Panel on culturally competent patient-centered care standards, the Institute of Medicine’s Patient and Family Council Leadership Consultative Group, and currently chairs the National Academy of Medicine’s Scientific Advisory Panel on the Evidence-Base for Patient-Centered Care. She is a member of the editorial board for the Journal of Compassionate Healthcare, and in addition to speaking internationally on culture change, quality, safety, and the patient experience, she was honored in 2009, when she was named to the list of “20 People Who Make Healthcare Better” by Health Leaders Magazine. Dr. Frampton’s knowledge of innovation in healthcare and patient care environments, her leadership in driving change, and her experience as an active executive brings added depth to our strategic planning, market knowledge, and governance.
2016

Robert F. Schneider Chairman of the Board and Chief Executive Officer Significant experience in office and hospitality furniture industries; financial, governance, and public company requirements; strategic planning, and change leadership experience.
Mr. Schneider, age 55, has served as a Director of our Company since 2014, and became Chairman of the Board effective with the spin-off of the EMS segment on October 31, 2014. At that time, he also became Chief Executive Officer of our Company. Mr. Schneider led the Kimball Hospitality subsidiary in 2013 and 2014, and was the Chief Financial Officer of our Company from 1997 until October, 2014. He has been with Kimball for 28 years in various financial and executive positions. As leader of Kimball Hospitality, Mr. Schneider oversaw the business as it returned to profitability in fiscal year 2014. He was also responsible for strategic planning, SEC reporting, finance, capital structure, insurance, tax, internal audit and treasury services of our Company. Mr. Schneider brings an extensive knowledge of strategy, operations, governance and finances, along with many years of Kimball knowledge and its culture to the Board. Member of director class II, and will be up for re-election in 2017.
2014

Geoffrey L. Stringer Audit Committee Chair Career senior executive banker with expertise in financial markets, financing, auditing, management budgeting, and world economic markets.
Mr. Stringer, age 73, has served as a Director of our Company since 2003. He is Chairperson of the Audit Committee, and has also served our Company on the Compensation and Governance Committee. He is a member of Class III and will be up for re-election in 2017. He is retired, having most recently served from 1998 to 2001 as Senior Executive Vice President of Bank One Corporation (now JP Morgan) and Chief Executive Officer of Bank One Capital Corporation. Prior to that, he held various other senior management positions at banks acquired by the Bank One Corporation, in which he gained significant experience with financial management, budgeting, strategic planning, and personnel management. Mr. Stringer’s lifelong career experience as a banker provides significant breadth and depth of experience in general economics, capital markets, and financing. Since the spin-off, Mr. Stringer also serves on the Board and is the Chair of the Audit Committee of Kimball Electronics.
2003

(a)
Includes information each director has given us about his or her age, positions held, principal occupation, and business experience for at least the past five years, and the names of other publicly-held companies of which he or she currently serves (or during the past five years has served) as a director. There is no family relationship between any of our directors or executive officers.

Our Board currently has two standing committees: the Audit Committee and the Compensation and Governance Committee.
The Audit Committee
The Audit Committee consists of four members of the Board: Geoffrey L. Stringer (Chairperson), Patrick E. Connolly, Kimberly K. Ryan, and Kristine L. Juster. Ms. Juster is the newest member, having been appointed to the Audit Committee upon being appointed to the Board in April, 2016. The Board has determined that all members of the Audit Committee meet the NASDAQ and SEC requirements with respect to independence, and also are “Audit Committee financial experts” as defined by the rules of the SEC. None of the Audit Committee members have been or are salaried employees of the Company.
The Audit Committee operates under, and has the responsibilities set forth in, a written charter, which has been approved by the Board and is reviewed and reassessed annually, or more frequently as circumstances dictate, by the Audit Committee. The Audit Committee modifies the written charter as necessary to comply with all regulatory requirements as or before they become effective. A copy of the Audit Committee Charter is available on the Company’s website at www.kimball.com/corporate_governance.aspx.
The Compensation and Governance Committee
The current members of the Compensation and Governance Committee are: Timothy J. Jahnke (Chairperson), Thomas J. Tischhauser and Dr. Susan B. Frampton. Dr. Frampton was appointed to the Committee in April, 2016, at the same time as her appointment to the Board, replacing former Director Christine Vujovich. Each member of the Compensation and Governance Committee is “independent” as such term is defined for compensation committee members in the listing standards of NASDAQ, each is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act, and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code.
Interlocks and Insider Participation. None of the Compensation and Governance Committee members have ever been employed as an officer or employee of our Company or any of its subsidiaries, and none of the Compensation and Governance Committee members during fiscal year 2016 were involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K.
Responsibilities. The Committee’s responsibilities consist of making all determinations with respect to the compensation of the Chairman of the Board and Chief Executive Officer, reviewing and approving the compensation of all other executive officers in consultation with the Chief Executive Officer, including awards under stock incentive plans, reviewing and approving the Company’s contribution to its defined contribution retirement plan, and approving targets, certification of target achievement, and authorization of payments under the Company’s stock and cash incentive plans. See “Compensation Discussion and Analysis — Executive Compensation Process” for a description of the role of executive officers and compensation consultants in setting compensation for executive officers.
The Compensation and Governance Committee’s responsibilities also include advising the Board in matters of corporate governance, reviewing any resignations of incumbent directors who fail to receive a majority of votes cast in any uncontested election, reviewing related persons transactions for conflicts of interest, conducting orientation of new board members, and evaluating succession planning needs. The Compensation and Governance Committee is also responsible for nominating the Lead Independent Director for election by the Board. A more complete listing of the responsibilities of the Compensation and Governance Committee is available in the Compensation and Governance Committee’s charter on the Company’s website at www.kimball.com/corporate_governance.aspx.
Nominations of Director Candidates. The Compensation and Governance Committee has the further responsibility to nominate persons for director positions and for election at the Annual Meeting. In order to nominate appropriate non-incumbent director candidates when an opening on the board is anticipated or occurs, the Committee identifies, or may work with a third party firm that specializes in identifying, potential nominees for director based on specified objectives in terms of the composition of the Board. The Committee takes into account the need for broad and complementary experience and expertise as well as particular knowledge, skill sets, experience or qualifications identified as needed or desirable for our Company’s board.
Nominees, whether recommended by the Compensation and Governance Committee or a Share Owner, will first be evaluated on the basis of established board member criteria, including, but not limited to: integrity; practicality and good judgment; willingness to think independently; diverse experience and expertise, particularly in areas where the Board has identified specific expertise needs of the Company; commitment to our Company’s Guiding Principles; and commitment to devote adequate time to Board duties and to serve over a period of time sufficient to understand the Company’s history, markets and business operations. Evaluation of qualifications, work history and experience, skill sets and the fit of the candidate within the overall make-up of the Board are also essential to determining whether the candidate is an appropriate nominee. Although it does not have a policy regarding diversity, the Compensation and Governance Committee does consider diversity of gender, race, national origin, education, and professional experience, which would enable a nominee to bring a varied set of skills and backgrounds to bear on the complicated issues which come before the Board.

The Compensation and Governance Committee also will consider candidates recommended by Share Owners. A Share Owner who wishes to recommend a director candidate for consideration by the Compensation and Governance Committee should send such recommendation to the Secretary of the Company at 1600 Royal Street, Jasper, Indiana 47549, who will forward it to the Compensation and Governance Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the Share Owner and the candidate for more information. A Share Owner who wishes to nominate an individual as a director candidate at the Annual Meeting of Share Owners, rather than recommend the individual to the Compensation and Governance Committee as a nominee, must comply with the advance notice requirements mandated by the Company’s By-laws and further explained in this Proxy Statement under “Share Owner Proposals.”
Risk Management by the Board
The Board has an active role as a whole, and also at the committee level, in overseeing management of the Company’s risks. The Board approaches the Company’s risk management process in an intelligent manner based upon the fundamental recognition that risk management in any business enterprise requires an appropriate balance of two distinct aspects of risk:

•	Value Preservation — recognizing and mitigating the risk of potential for loss or harm to any element of our business.

•	Value Creation — embracing the risks inherent in any business endeavor in order to reap the rewards of growth and profitability.
The Board has identified distinct risk categories, recognizing there is overlap of risks within each, and assigned oversight responsibilities as follows:

Risk	Oversight
Financial and Operating	Board
Strategic Planning	Board
Reporting and Compliance	Audit Committee
Cybersecurity	Audit Committee
Governance and Independence	Compensation and Governance Committee
Compensation	Compensation and Governance Committee
The Board regularly reviews information regarding the Company’s financial position as prepared by management, operating results, and strategic plans, as well as risks associated with each. While the Audit Committee and the Compensation and Governance Committee are each responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.
Lead Independent Director
In 2015, following the successful spin-off of the EMS segment, the Board determined that the role of Chairman of the Board should be combined with the role of Chief Executive Officer due to the decreased size of the Company and the need to facilitate the refocusing of the Company to its furniture manufacturing roots. The combination of these two roles allows for more efficient leadership, faster communications and decision-making between the Board and executive management team, and greater focus and alignment of the Board and executive team. Taking into consideration the skills and expertise of Robert F. Schneider, including his long-term experience in the furniture industry and with Kimball International, the Board believes this structure best meets our current and anticipated needs.
As a result of the combination of these two roles, the Board determined that it was necessary and appropriate to add to the Board the role of Lead Independent Director, to be filled by one of the independent, non-employee directors of the Company. The Lead Independent Director has the responsibility to chair non-management executive sessions of the Board, act as a liaison between the Board and executive management of the Company, assist in setting meeting agendas, assist in Board and Board member performance evaluations, and act as Chairman of the Board in the absence of the current Chairman. Mr. Thomas J. Tischhauser was re-elected to the role of Lead Independent Director at the October 2015 Board meeting, and will hold this position through the 2016 Annual Meeting, following which the Board will convene and either re-appoint Mr. Tischhauser or elect a new Lead Independent Director. No director may serve in this role for more than three years.

CORPORATE GOVERNANCE
The Board and executive management team have given intense scrutiny to corporate governance following the spin-off of the EMS segment. As a result, in fiscal years 2015 and 2016, we made a number of changes, including the appointment of a Lead Independent Director, the removal of the dual class structure and unequal voting rights, refreshment of our board, expansion of shareholder engagement, creation of a chief compliance officer role, and the establishment of several new governance policies detailed below.
The Board adopted a majority voting policy in fiscal year 2015 requiring that any nominee for director in an uncontested election (i.e. an election where the only nominees are those proposed by the Board) must promptly tender an offer of resignation for consideration by the Board if he or she receives less than a majority of votes. In fiscal year 2015, the Board also adopted a policy to review the continued appropriateness of Board membership of a director who retires or changes positions during his or her tenure on the Board. This does not mean that the Board feels that a director should resign, but that the interests of the Share Owners are best served by a re-evaluation by the Compensation and Governance Committee of that director’s continuing suitableness for the position and ability to contribute. The Board has also added restrictions on the ability of any director or officer of the Company to hedge, pledge, engage in short sales or margin-trading using Company stock. Further, any Company stock owned or controlled by a director or officer must be held for at least six months to avoid concerns regarding short-term ownership and non-compliance with laws. Recognizing the concern of some of our Share Owners in regard to the classified board, our Board continues to monitor and evaluate on a regular basis the benefits of the classified board for the Company and the status of the Indiana law which impacts the Company’s ability to eliminate the classified board.
Our Corporate Governance Principles, the Charters of each of the Committees, and our Code of Ethics, all of which were reviewed and updated by the Board in fiscal years 2015 and 2016, are available under “Corporate Governance” on the Company’s website at www.kimball.com/overview.aspx, under the Corporate Governance tab.

INVESTOR ENGAGEMENT
Because our investors’ perspectives are important to us, during fiscal year 2016, Company representatives, including the Chief Executive Officer and the Chief Financial Officer, met or talked to investors representing approximately 63% of the outstanding shares held by institutional investors. We proactively initiated many of these communications to discuss recent public communications made by the Company to ensure that our investors were aware of various activities and to obtain feedback regarding their interests and concerns. From investors, we heard comments related to a number of topics, including appreciation for improved performance and our governance changes made since the EMS segment spin-off, industry performance and outlook, the possibility of growth by acquisition, and discussions related to our classified board and capital structure, among others. We are pleased to have investors that are engaged and interested in our performance and progress. Our Board reviews reports on these discussions at every Board meeting and evaluates Company strategic plans and activities based on the feedback from these discussions to make sure our Share Owners’ interests are taken into consideration. In response to some of this feedback, the Board recently approved a 9.1% increase in our dividend, commencing with the dividend to be paid in the first quarter of fiscal 2017. Priorities for our capital will consist of reinvestment back into our business for growth, stock buybacks to offset the effect of stock compensation dilution, dividends paid at a level comparable to our peers, and opportunistic acquisitions or partnerships. If cash generation outpaces the need for capital from these priorities, additional stock buybacks will be evaluated.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer or any member of his or her immediate family has an interest. In addition, any transactions with related persons or other circumstances that present potential conflicts of interest are to be reported to the Company’s Chief Compliance Officer either directly or through an anonymous reporting service. When reported, the transactions or other conflicts are reviewed by the Compensation and Governance Committee, and a determination is made by the Committee to approve, ratify, modify or reject the transaction, depending on what is in the best interests of our Share Owners.
The Company has a written policy regarding the review, approval and/or ratification of “related person” transactions. A related person transaction is one in which Kimball International is a participant, the amount involved exceeds $120,000, and any “related person” — including a director, an executive officer, a greater-than-5% shareholder, or a member of their immediate family — has had, or will have, a direct or indirect material interest in the transaction. The policy sets forth specific requirements for the review by the Compensation and Governance Committee of these transactions with the Company and is expected to assist with the recognition of possible conflicts of interest between the Company and its executive officers, directors, or greater-than-5% shareholders. The policy provides guidelines for the Committee’s basis of determination whether to approve, ratify, modify or reject a specific transaction which may lead to a conflict of interest between the Company and any executive officer or director. If the Committee determines that a transaction qualifies as a related person transaction, then the Committee must either approve, ratify, modify or reject the transaction. Only transactions that are fair and reasonable to the Company and in the best interests of our Share Owners are approved or ratified.
The Committee, in the course of its review and approval or ratification of a related person transaction considers, among other things:

•	the commercial reasonableness of the transaction;

•	the materiality of the related person’s direct or indirect interest in the transaction;

•	whether the transaction may involve a conflict of interest, either apparent or actual;

•	the impact of the transaction on the related person’s qualification as “independent” as required by NASDAQ; and

•	whether the transaction would violate our Code of Ethics, Insider Trading, or other Company policies regarding the conduct of our directors and officers.
Any member of the Committee who is a “related person” with respect to the transaction under review may not participate in the evaluation or decision-making regarding the acceptability of the transaction. If a quorum of the Committee is not available to review the transaction, the Board will conduct the review.
Agreements with Kimball Electronics
In connection with the spin-off of the EMS segment, the Company and Kimball Electronics entered into several agreements covering administrative and tax matters to provide or obtain services on a transitional basis, as needed, for varying periods after the spin-off, including a separation and distribution agreement, a tax matters agreement, an employee matters agreement, and a transition services agreement. Total fees charged to Kimball Electronics during fiscal year 2016 for services provided by the Company after the spin-off were, approximately $92,000, excluding the amount of direct reimbursements for expenses paid by the Company on behalf of Kimball Electronics. All of these arrangements ended on before December 31, 2015. Three of our Directors during most of fiscal year 2016, Geoffrey L. Stringer, Christine M. Vujovich, and Thomas J. Tischhauser, also served on the Board of Directors of Kimball Electronics, with Ms. Vujovich stepping down from our Company’s Board in April 2016. During fiscal year 2016, these Directors did not receive more than $120,000 from the Company. The Board determined that the spin-off agreements and the common Board memberships between Kimball Electronics and the Company did not impair such Board members’ independence.
During fiscal year 2016, there were no other transactions in which the Company was or is a participant, the amount exceeded $120,000 and a related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that Company directors, executive officers and greater-than-ten-percent Share Owners file with the SEC and the Company an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of Common Stock of the Company. Based solely on its review of such forms received by the Company and written representation from the directors and executive officers that no other reports were required, the only situation of which the Company is aware which may be considered late compliance during the fiscal year ended June 30, 2016 was the result of an error in the number of restricted stock units reported by Kourtney L. Smith on her Form 3, which was filed on a timely basis in August, 2015, after she was named an executive officer. The initial amount reported omitted a grant of restricted stock units. A Form 3/A was filed in July 2016 to add that grant.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Our board and its Compensation and Governance Committee (the “Committee”) regularly assess our compensation plans, looking for opportunities to make overall improvements and adjust to the Company’s changing needs.
We made a number of incremental changes in fiscal 2016, including the following:

•
To increase our management team’s focus on our 8% operating income percentage goal, we modified our Annual Performance Share Plan to be based on adjusted operating income percentage instead of economic profit.

•	To enhance the alignment between our independent directors and our Share Owners we added a stock compensation component to our independent, non-employee director fees.

•
To assist with the retention of key talent while continuing to promote long-term alignment to our stock-based pay, we continued our transition from a Long-Term Performance Share Plan to a three-year Restricted Stock Unit Award program.

•	To better align with our peer group benchmark, we updated our Chief Executive Officer’s cash incentive payout target.
These incremental changes were made to our already strong and notably conservative compensation plans:

•
Our Chief Executive Officer’s target compensation remains generally lower than the actual compensation paid to CEO’s in peer companies even after reflecting relative size differences between our Company and those peers, due to his transition into the role since the EMS spin-off.

•
Our cash incentive compensation is based on detailed metrics selected to achieve our financial goals. This incentive ties our employees’ compensation to their opportunities to impact Company profitability, limits incentive payouts so they cannot exceed an employee’s base salary, and is generally designed to promote year-over-year improvement.

•
Our stock-based compensation is comprised of a diversified set of plans, each designed, using sound metrics, to align our executive officers’ interests with those of our Share Owners. Our disclosure concerning each plan is robust.

•
We enhance the effectiveness of our stock-based pay with a claw back provision to protect against unjust enrichment and substantial holding requirements that apply to independent, non-employee directors as well as all executive officers.

The Committee, which is responsible for overseeing the compensation program for all executive officers, plays a key role in designing and administering the Company’s executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the Committee.
This Compensation Discussion and Analysis provides detailed information regarding our executive compensation programs and decisions and is intended to supplement the information provided in the “Executive Officer and Director Compensation” section below for those individuals serving as our chief executive officer and our chief financial officer at any time during fiscal year 2016, as well as our three other most highly compensated executive officers, based on their compensation for the fiscal year ended June 30, 2016. These officers are referred to herein as our “named executive officers”, or “NEOs”.

Advisory Vote on Executive Compensation
At our Annual Meeting in 2011, the Share Owners participated in a non-binding, advisory vote on our executive compensation, and approved by a significant majority holding such advisory votes on our executive compensation every three years. Taking into account the preference of our Share Owners, the Board determined that holding this advisory vote on executive compensation every three years was appropriate and consistent with our long-term approach to executive compensation. In 2014, at our Annual Meeting, a substantial majority of Share Owners approved, in a non-binding, advisory vote, the executive compensation program for our NEOs as described in the 2014 proxy statement. As a result, the Committee and the Board have continued to apply the same compensation philosophy in determining the amounts and types of executive compensation. The next non-binding, advisory vote on our executive compensation and on the frequency of future advisory votes on executive compensation will be held at our 2017 Annual Meeting of Share Owners.

Compensation Philosophy
Our Company provides a compensation and benefits package that includes base cash compensation, incentive compensation (both stock and cash), flexible healthcare benefits (based on employee choice), retirement, paid time off, and professional development opportunities.
As stated in our Company’s Guiding Principles, “We want employees to share in their Company’s success, financially and through personal growth and fulfillment.” This sharing of success is embedded in a compensation philosophy focused on performance-based incentives. Incentive pay programs include an annual cash incentive program, manufacturing incentive plans, sales commission plans, stock incentive plans, and a defined contribution, participant-directed retirement plan.
Base pay, incentive compensation (in cash and stock), and the Company’s contribution under the retirement plan collectively comprise an employee’s annual total compensation. The Committee has established parameters for each of the compensation elements to ensure the appropriate mix of short-term cash, short-term stock, and long-term stock incentives as a percentage of base salary. The total target compensation for each executive officer is set based on the market value of the role (as described in more detail under “Executive Compensation Process” below) and the performance of the individual in that role. Target compensation for executive officers is set based on a market analysis conducted biannually by Buck Consultants, a third party consulting firm, hired by the Committee. Ultimately, performance is measured by our Company’s results in satisfying customer needs and creating long-term Share Owner value.
In order for executive officers to receive their target compensation, which enables their total compensation to be competitive with the market value for their respective role, our Company needs to perform accordingly. Total compensation is directly linked to both contribution and results. Base pay is focused on rewarding the executive’s value-added contribution while incentive pay is focused on achieving both short-term and long-term results. We refrain from establishing inflexible pay grades and point systems traditionally associated with compensation of management as they can drive an inward perspective. Our focus is on customer/market needs and Share Owner value by:

•
Rewarding Performance.  All parts of compensation are designed to reward executive performance. Base salary is designed to reward annual achievements, demonstrated leadership abilities, and management experience and effectiveness. Incentive pay focuses on motivating the executive to achieve superior financial results.

•
Aligning with Share Owners’ Interest.  One of our Company’s key compensation objectives is to align the interests of the executives with our Share Owners by strongly linking compensation to Company financial performance. Improved Company performance leads to improved stock prices and increased Share Owner value.

•
Retaining Key Talent.  Our Company desires to retain our executives and other key employees by using elements of compensation that provide substantial opportunity for financial rewards in comparison to other professional opportunities.

Executive Compensation Process
The objectives of the executive compensation process are to:

•	Set the target compensation for all executive officers based on market value of each executive officer’s position

•	Determine the appropriate mix of compensation between cash and stock

•	Determine the appropriate mix of compensation among base pay, annual incentives and long-term incentives

•	Determine perquisites based on market data

•	Determine stock ownership requirements based on market data

In determining the appropriate mix of compensation components, the Committee has established guidelines for long-term stock, short-term incentive stock, and cash incentive compensation. The Committee seeks to target each NEO’s total compensation to the level the Committee considers market competitive and reflective of individual performance, and therefore does not have a specific policy for allocating the amount of compensation among the long-term stock compensation programs. For executive officers, the targeted stock compensation at risk as a percent of base salary is as follows: 155% for the CEO, 125% for the Chief Operating Officer (“COO”), and a range of 45% to 55% for the other named executive officers. The Incentive Bonus Plan component of target compensation assumes a payout for executive officers ranging between 40% to 50% of base pay.

As part of this process, the Committee sets the target compensation of the CEO and approves the target compensation of the other executive officers in consultation with the CEO who directly manages those executives throughout the year. The Committee gives significant consideration to the recommendation of the CEO, but the final compensation decisions for all executive officers are within the Committee’s discretion. The only other role that executive officers have in this process is discussion with their manager, or in the case of the CEO, with the Committee, regarding their own individual fulfillment of expectations and overall job performance.
Factors considered by the Committee in setting executive compensation include, but are not limited to:

•	Market value for the role - based on external benchmarking as described below

•	Responsibilities - the scope and breadth of the duties and expectations of the roles

•	Leadership - demonstrated ability to lead an organization

•	Performance - with an emphasis on consistent, sustained productivity

•	Potential - demonstrated capacity to grow into even broader leadership responsibilities

•	Execution of strategy - demonstrated ability to successfully lead the fulfillment of strategic plans

•	Personal development - demonstrated willingness to continuously learn and grow professional and leadership skills

•	Promotion of Company culture and values - demonstrated commitment to modeling the Company Guiding Principles and ethical behavior

•	Company results - demonstrated leadership and teamwork to enable achievement of Company goals and performance targets
For fiscal year 2016, the Committee used market data from the following sources for executive compensation planning, analysis and decision-making:

•
Compensation survey data from the Towers Watson Time Management Report and the Mercer Benchmark Database: Executive Compensation Survey was provided by the Committee’s independent compensation consultant, Buck Consultants. The Committee validated that the market data had not significantly changed and therefore the same data used in fiscal year 2015 was again used in fiscal year 2016 as the benchmark. In determining market value for each executive officer position from this survey data, the market is defined as a broad range of companies across various industries in the $250 million to $1 billion revenue category. For the recently created position of Chief Administrative Officer (“CAO”), which resulted from the combination of the roles of Vice President, Chief Information Officer and Vice President, Human Resources, Buck Consultants provided updated salary survey data from the same sources and using the same market definition.

•
For the CEO’s fiscal year 2016 compensation, the Committee requested updated salary survey data from the sources listed above and requested that Buck Consultants conduct a peer group analysis of publicly-traded durable goods manufacturers of similar size and scope to our Company. This peer group consisted of: American Woodmark Corporation, Apogee Enterprises, Inc., Bassett Furniture Industries, Inc., Builders FirstSource, Inc., The Dixie Group, Inc., Ethan Allen Interiors, Inc., Flexsteel Industries, Inc., Herman Miller, Inc., HNI Corporation, Interface, Inc., Knoll, Inc., La-Z-Boy, Incorporated, Norcraft Companies, Inc., Patrick Industries, Inc., Quanex Building Products Corporation, Simpson Manufacturing Co., Inc., Steelcase, Inc., and Trex Company, Inc.

•
Compensation data from a peer group of furniture industry competitors’ proxy statements was reviewed and analyzed internally as yet another data point. This peer group consisted of: Herman Miller, Inc., HNI Corporation, Knoll, Inc., and Steelcase, Inc.

For fiscal year 2017 executive compensation planning, the Committee utilized updated market data for all executive officer roles, as provided by Buck Consultants.

Components of Compensation

As summarized above, our Company’s executive compensation program is comprised of the following primary components: (i) annual cash compensation, which includes base salary and performance-based cash incentive compensation, and (ii) stock incentive compensation, including performance-based and service-based share award plans, each of which is described below.

Compensation Component	Purpose	Link to Compensation Philosophy
Annual base salary
To provide an appropriate level of fixed compensation that will promote executive recruitment and retention based on business responsibilities, personal performance during the prior year, and leadership qualities.
Rewards performance. Retains executive talent.
Performance-based cash incentive compensation (Incentive Bonus Plan)	Variable component used to incent, motivate, and link compensation with our financial success.	Rewards performance. Aligns interests with Share Owners’ interests. Retains executive talent.

Compensation Component	Purpose	Link to Compensation Philosophy
Performance-based stock incentive compensation (Annual Performance Shares (“APS”), Long-Term Performance Shares (“LTPS”), Relative Total Shareholder Return (“RTSR”))	Variable component used to incent, motivate, and link compensation with the interests of our Share Owners.	Rewards performance. Aligns with Share Owners’ interests. Retains executive talent.
Service-based stock incentive compensation (Restricted Stock Units (“RSU”))	To promote retention and alignment with Share Owner interests.	Retains executive talent. Aligns with Share Owners’ interests. Rewards tenure.
Additional discretionary cash and/or stock compensation	To recognize individual achievement in special situations.	Rewards performance. Retains executive talent.
Employer contribution to retirement plans	Variable component used to incent, motivate, and link compensation with our financial success.	Rewards performance. Retains executive talent.

Compensation Decisions

The annual compensation of our NEOs is based upon the process described in the “Executive Compensation Process” section of this Compensation Discussion and Analysis and consists of components as delineated in the “Components of Compensation” section.
The Committee further enhanced the executive compensation program in fiscal year 2016, strengthening the ties to Share Owners’ interests and ensuring incentives for executive officers are focused on improving key financial metrics that support the Company’s strategic business plans. The Committee took the following actions during fiscal year 2016 and early fiscal year 2017 in regards to NEO compensation.

Date	Action Taken
July 2015	• Certified fiscal year 2015 economic profit results, resulting in issuance of APS and LTPS shares and Incentive Bonus Plan payments.
• Approved fiscal year 2016 APS award agreement and adjusted operating income percentage performance targets.
• Awarded APS, RSU, and RTSR share opportunities for fiscal year 2016.
• Approved economic profit tiers and non-operating adjustments for the Incentive Bonus Plan for fiscal year 2016.
• Reviewed and approved compensation of NEOs.
• Reviewed and approved CEO’s discretionary awards authority for fiscal year 2016.
August 2015	• Approved the annual retirement plan Company contribution for fiscal year 2015.
April 2016	• Reviewed and approved CEO’s discretionary awards authority for fiscal year 2017.
• Approved the 2016 Annual Cash Incentive plan for fiscal year 2017, subject to Share Owner approval at this Annual Meeting for purposes of Section 162(m) of the Internal Revenue Code.
July 2016	• Approved fiscal year 2017 APS award agreement and return on capital performance targets.

Date	Action Taken
• Awarded APS, RSU, and RTSR share opportunities for upcoming fiscal year 2017.
• Approved adjusted operating income target levels and non-operating adjustments for the 2016 Annual Cash Incentive Plan for fiscal year 2017.
• Reviewed and approved compensation of NEOs.

• Approved the formula to be used to determine the fiscal year 2017 retirement plan Company contribution, based on net income before after-tax retirement, adjusted for non-operating income and expense items.

• Certified fiscal year 2016 adjusted operating income percentage and economic profit results, resulting in issuance of APS and LTPS shares and Incentive Bonus Plan payments respectively.
August 2016	• Approved the annual retirement plan Company contribution for fiscal year 2016.

Annual Cash Compensation
 1. Base Salary. Base salaries for the executive officers are based upon the following factors: market value of their respective position, scope of responsibilities, performance, the period over which they have performed those responsibilities, and other subjective factors as noted in the “Executive Compensation Process” section of this Compensation Discussion and Analysis. Annually, base salaries of executive officers, other than the CEO, are recommended by the CEO and then reviewed and approved by the Committee as part of the target compensation management process. The Committee sets the CEO’s base salary under the leadership of the Committee chairperson. For fiscal year 2016, there were no changes to base salaries for the NEOs except for Mr. Nicholson. Mr. Nicholson received an increase in base salary to $300,000 as he transitioned into the newly created position of Chief Administrative Officer, which resulted from the combination of the roles of Vice President, Chief Information Officer and Vice President, Human Resources. The annual base salaries of the other four NEOs during fiscal year 2016 were: Mr. Schneider - $550,004; Ms. Schroeder - $320,008; Mr. Van Winkle - $401,804; and Mr. McCoy - $280,020.
Fiscal year 2017 actions. Subsequent to the end of fiscal year 2016, the Committee reviewed the market data as previously described, which indicated that the CEO’s target total compensation was generally lower than the actual compensation paid to principal executive officers in peer companies reflecting relative company size differences. As a result, the Committee determined that the base salary for Mr. Schneider should increase by 9.1% to $600,000 effective July 4, 2016, reflecting his transition into the role.

2. Cash Incentive Compensation.  Executive officers and full- and part-time employees paid on a bi-weekly basis, except those covered under commission-based compensation programs, are eligible to participate in the Incentive Bonus Plan which provides participants with an opportunity to receive additional cash compensation if certain profitability levels (tiers) for the fiscal year are achieved. The Incentive Bonus Plan measures profitability at two levels within the Company: (1) worldwide for Company-wide performance (“Worldwide”); and (2) business unit level for the performance of designated operations within the Company (“Business Unit”).
The goal of the Incentive Bonus Plan is to link each employee’s compensation with the financial success of the Company. The Incentive Bonus Plan establishes potential cash incentive amounts as a range of percentages of the participant’s salary, with the payout percentage increasing with higher levels of profitability. The Incentive Bonus Plan also establishes different payout percentage ranges across several participant categories, setting higher payout percentage ranges for participants who, by virtue of their responsibilities, are expected to have a greater effect on the Company’s profitability.

The following matrix summarizes the cash incentive payout percentages at each economic profit tier for the various participant categories:

Economic Profit	Participant Categories
Tiers	1	2	3	4	5	6	7	8
1	100%	80%	60%	50%	40%	30%	20%	10%
2	80%	60%	45%	35%	30%	22%	15%	7%
3	60%	40%	30%	25%	20%	15%	10%	5%
4	40%	20%	15%	12%	10%	7%	5%	3%
5	20%	10%	8%	6%	5%	4%	3%	2%
6	0%	0%	0%	0%	0%	0%	0%	0%
For a particular fiscal year, the Committee sets each tier to a specific amount of economic profit. Economic profit is equal to the amount of net income less the cost of capital. The cost of capital represents the economic cost of a reasonable return on capital used in the business.
Separate economic profit tiers are set for Worldwide and Business Unit plans. The economic profit tiers for fiscal year 2016 were set by the Committee after considering key factors, including but not limited to the performance data gathered by the Company of public companies in the furniture industry. Achievement of a 100% cash incentive payout for executive officers is very difficult because the Incentive Bonus Plan is designed to pay maximum cash incentives only if the Company achieves economic profitability near the top quartile of these public companies. The Committee must approve the economic profit tiers within 90 days after the commencement of each fiscal year. The Committee may, within such 90-day time period, make adjustments for non-operating income and loss and other profit-computation elements as it deems appropriate to provide optimal incentives for eligible employees. While the Committee may make adjustments beyond the 90-day period, any such adjustments will not be applicable to our NEOs.
Our NEOs are in participant category 1 and thus may earn cash incentives anywhere from zero up to 100% of base salary. The Committee has set the target cash incentive for our NEOs between tiers 3 and 4, which is a cash incentive payout reflecting the desired level of compensation at risk. Mr. Schneider’s fiscal year 2016 target cash compensation was determined to be less than the market value for the CEO role due primarily to lower than benchmark level of the annual cash incentive component.  As a result, the Committee set Mr. Schneider’s cash incentive target for fiscal year 2016 to ten percentage points higher than category 1 tier 4 for the Incentive Bonus Plan.
During fiscal year 2016, Mr. Schneider, Mr. Van Winkle, Ms. Schroeder, and Mr. Nicholson participated 100% at the Worldwide level while Mr. McCoy participated 25% at the Worldwide level and 75% in a Business Unit plan. For the past five years, cash incentive payouts averaged 52% for the Worldwide plan.
A participant’s total cash incentive under the Incentive Bonus Plan may not exceed $1,000,000 for any fiscal year.
At the end of each fiscal year, but before cash incentives under the Incentive Bonus Plan may be paid, the Committee certifies the actual economic profit that was achieved and approves the payment of the cash incentive. The Committee does not have the discretion to increase, but can decrease, the amount of any cash incentive for NEOs under the Incentive Bonus Plan.
Cash incentives earned under the current Incentive Bonus Plan for a particular fiscal year are accrued annually and paid in five installments over the succeeding fiscal year with 50% payable in August and 12.5% payable in each of the following months of September, January, April, and June. Cash incentives totaling less than $2,000 are paid in a lump sum in August. Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant’s employment agreement, participants must be actively employed on each payment date to be eligible to receive any unpaid installments. If a participant’s termination of employment is caused by retirement, death, disability, or certain other circumstances described in a participant’s employment agreement, the participant (or beneficiary, in the event of the participant’s death) will be entitled to receive all cash incentive payments for the previous fiscal year and a pro rata share for the current fiscal year, all to be paid in full within 2½ months after the end of the Company’s fiscal year.

Our economic profit tiers for the Worldwide plan for fiscal year 2016 and the adjusted operating income percentage and adjusted net income return on capital for each tier level were as follows:

Worldwide Tiers	Economic Profit	Equivalent Adjusted Operating Income %	Equivalent Adjusted Net Income Return on Capital
1	$34,668,000	11%	34%
2	$27,099,000	9%	29%
3	$18,666,000	7%	22%
4	$6,850,000	4%	13%
5	$(200,000)	3%	8%
6	$(10,529,000)	—%	—%
Tier 6 economic profit is equivalent to break-even net income based on forecasted capital levels at the beginning of fiscal year 2016 when the tiers were set. The equivalent adjusted operating income percent was determined by dividing (a) the equivalent adjusted operating income at each tier level by (b) fiscal year 2016 forecasted sales. The equivalent adjusted net income return on capital calculation was determined by dividing (a) the equivalent adjusted net income at each tier level by (b) total assets excluding cash, cash equivalents, and investments, less current liabilities. Capital used in the return on capital calculation reflects operating capital and, because it excludes cash, cash equivalents, and investments, provides a strong incentive to convert inventory and receivables to cash. A reconciliation of GAAP net income to economic profit used to determine the payout under the Incentive Bonus Plan for fiscal year 2016 is shown in Appendix B — Reconciliation of GAAP to Non-GAAP Measures for Incentive Plans. The equivalent adjusted operating income amounts used in the operating income percent calculations and the adjusted net income amounts used in the return on capital calculations shown in the table above for each tier level are on the same adjusted basis as explained in the Appendix B reconciliation.
Based upon the fiscal year 2016 economic profit results, our NEOs will receive the following payouts under the Incentive Bonus Plan.

Named Executive Officer	Incentive Bonus Plan Payout (% of FY 2016 Base Salary)
Robert F. Schneider	63%
Michelle R. Schroeder	53%
Donald W. Van Winkle	53%
Lonnie P. Nicholson	53%
Kevin D. McCoy	88%
Mr. Schneider’s payout under the Incentive Bonus plan is at the category 1 Incentive Bonus Plan payout plus 10 percentage points for fiscal year 2016 as explained above. Mr. McCoy’s payout under the Incentive Bonus Plan is based on a combination of Worldwide economic profit results and the economic profit results of National Office Furniture which is the business unit for which he is responsible. The Company considers the economic profit results of National Office Furniture competitive information and does not disclose the tiers or economic profit results publicly.
Cash incentive awards for fiscal year 2017 will be granted under the 2016 Annual Cash Incentive Plan, subject to approval of such plan by our Share Owners at this Annual Meeting. A summary of the principal differences between the Incentive Bonus Plan and the 2016 Annual Cash Incentive Plan is set forth below under “Proposal to Approve the Kimball International, Inc. 2016 Annual Cash Incentive Plan” in this Proxy Statement.
Fiscal year 2017 actions. Subsequent to the end of fiscal year 2016, the Committee set Mr. Schneider’s cash incentive target to 20 percentage points higher than category 1 tier 4 for the Annual Cash Incentive plan, one of a couple steps the Committee took to address the significant gap between Mr. Schneider’s pay and that of his peers.
Stock Compensation
The Company’s Amended and Restated 2003 Stock Option and Incentive Plan (the “2003 Plan”) permits a variety of stock incentive benefits consisting of restricted stock, restricted stock units, unrestricted share grants, performance shares, and performance units, among others. The Committee granted performance-based shares as well as retention-focused RSUs during fiscal year 2016. The Committee’s view is that performance shares represent one of the more effective forms of stock incentive compensation available under the 2003 Plan by tying compensation directly to the economic profitability of the Company. Stock incentives also promote retention as a result of their one-to-three year performance or vesting cycles, depending on the type of stock incentive granted. The Company’s policy is to grant stock compensation awards in July of each fiscal year.

1.  Performance Based Awards
Performance shares include a Relative Total Share Owner Return (RTSR) award with a three year performance cycle, an Annual Performance Share (APS) award and a Long Term Performance Share (LTPS) award with one-fifth (1/5) of the LTPS award vesting annually over the succeeding five-year period. We began to phase out our LTPS award program in fiscal year 2016. We did not grant any new LTPS awards in fiscal year 2016 and do not plan to grant any additional LTPS awards in future years at this time. The maximum number of shares awarded to each of our NEOs under each plan is determined by the Committee based upon the factors noted in the “Executive Compensation Process” section. The APS award acts as an incentive to drive higher profits on a shorter-term annual basis. The RTSR and LTPS awards act as an incentive to drive higher profits and long-term stock price appreciation. The NEOs have no voting or dividend rights with respect to the performance shares until earned.

Relative Total Share Owner Return Awards. During fiscal year 2016, the Committee extended RTSR awards to Mr. Schneider, Mr. Van Winkle, Ms. Schroeder, and Mr. Nicholson, for a performance cycle ending June 2018.
For the RTSR award, the number of performance units granted is determined by the Committee and functions as a target. Each performance unit represents the right to receive one share of Common Stock of the Company. For any specific performance cycle, the performance units earned will be determined based entirely on the Company’s Relative Total Shareholder Return (“Relative TSR”), as of the last day of the performance cycle.
For purposes of this Award, Total Shareholder Return (“TSR”) shall be expressed as a compound annual growth rate as calculated in the following example, with the ##-month period representing the number of months of the award:

TSR =	(	Ending stock price + dividends paid	)	12 ##	– 1
Beginning stock price
To determine Relative TSR, a peer group of companies approved by the Committee was used. Each peer group company’s TSR will be determined at the end of the Performance Cycle. The 80th percentile (would result in payout at 200% of the target RTSR shares), 50th percentile (would result in payout at 100% of the target RTSR shares), and 30th percentile (would result in payout at 0% of the target RTSR shares) TSRs of the peer group will then be computed to determine the performance unit payout as a percent of target. Any Relative TSR between the 80th and 30th percentiles shall be interpolated. If the Company’s TSR is less than zero, the payout shall not exceed 100% of the target payout.
The peer group consists of the following companies:

Company Name	Sub-Industry	Company Name	Sub-Industry
Acco Brands Corporation	Office Services & Supplies	Interface, Inc.	Office Services & Supplies
American Woodmark Corporation	Building Products	Knoll, Inc.	Office Services & Supplies
Apogee Enterprises, Inc.	Building Products	Masonite International Corp	Building Products
Arc Document Solutions, Inc.	Office Services & Supplies	MSA Safety Incorporated	Office Services & Supplies
Builders FirstSource, Inc.	Building Products	NCI Building Systems, Inc.	Building Products
Comfort Systems USA, Inc.	Construction & Engineering	NL Industries, Inc.	Office Services & Supplies
Continental Building Products, Inc.	Building Products	Nortek, Inc.	Building Products
Essendant, Inc.	Office Services & Supplies	Patrick Industries, Inc.	Building Products
Gibraltar Industries, Inc.	Building Products	Ply Gem Holdings, Inc.	Building Products
Griffon Corporation	Building Products	Simpson Manufacturing Co., Inc.	Building Products
Headwaters Incorporated	Construction Materials	Steelcase, Inc.	Office Services & Supplies
Herman Miller, Inc.	Office Services & Supplies	Trex Company, Inc.	Building Products
HNI Corporation	Office Services & Supplies	Tutor Perini Corporation	Construction & Engineering
Insteel Industries, Inc.	Building Products	Universal Forest Products, Inc.	Building Products

The targeted number of RTSR shares granted during fiscal year 2016 with a vesting date of June 30, 2018, for each of our NEOs under the 2003 Plan was as follows:

Named Executive Officer	FY 2016 RTSR Award (Targeted # of Shares)
Robert F. Schneider	23,179
Michelle R. Schroeder	4,238
Donald W. Van Winkle	7,020
Lonnie P. Nicholson	1,656
Kevin D. McCoy	—
No RTSR awards vested in fiscal year 2016.

APS Awards. The APS award agreement sets forth the target number of shares of our Company’s stock which the participant is eligible to receive if the applicable performance levels for the performance period have been achieved. As a result of phasing in RTSR awards with a three-year vesting period for Mr. Schneider, Mr. Van Winkle, Ms. Schroeder, and Mr. Nicholson during fiscal year 2016, transitional APS awards were granted during fiscal year 2016 to fill the void until the initial RTSR vests in June 2017. Additionally in fiscal year 2016 the Committee replaced the prior APS plan based on economic profit with one based on the consolidated adjusted operating income percentage to increase focus of officers and other senior management on achieving our 8% operating income percentage goal. The number of shares of our Company’s stock that the NEO actually received under the award was determined by multiplying (x) the APS payout percentage calculated based on the following table by (y) the target number of shares set forth in the award. The annual operating income percentage was adjusted to exclude certain non-operating items. A reconciliation of GAAP operating income to non-GAAP operating income used to determine the payout under the APS is shown in Appendix B — Reconciliation of GAAP to Non-GAAP Measures for Incentive Plans.

Adjusted Annual Operating Income %	FY 2016 APS Payout Percentage
8.0%	200%
5.6%	100%
4.5%	50%
<4.5%	—%
The actual adjusted annual operating income percentage earned is interpolated between 8.0% and 5.6% or 5.6% and 4.5% levels. As a result of earning a 6.4% adjusted operating income percentage in fiscal year 2016, the NEOs earned 133.3% of their targeted APS awards. The target number of shares awarded during fiscal year 2016, and the actual earned shares which vested in July, 2016 and were subsequently issued in Common Stock to each of our NEOs, are as follows:

Named Executive Officer	FY 2016 APS Grant (Target Shares Awarded)	FY 2016 APS Grant (Shares Issued) (1)
Robert F. Schneider	49,581	66,091
Michelle R. Schroeder	9,957	13,272
Donald W. Van Winkle	15,971	21,289
Lonnie P. Nicholson	2,944	3,924
Kevin D. McCoy	1,136	1,514
(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.

LTPS Awards. The LTPS award agreement sets forth the maximum number of shares of our Company’s stock which the participant is eligible to receive if the applicable performance levels for the performance period have been achieved. In order to determine the number of shares that the NEO actually received for fiscal year 2016 performance, the NEO’s payout percentage (using the Worldwide level payout percentage for all NEOs calculated under the Incentive Bonus Plan for the performance year) was converted to a LTPS payout percentage according to the following table:

Incentive Bonus Plan Payout Percentage
LTPS Payout Percentage
40% - 100%	100%
0% - 39%	Incentive Bonus Plan Payout Percentage ÷ 40%

The resulting percentage is multiplied by the maximum number of shares eligible to be received in the applicable fiscal year. Shares ultimately earned for LTPS awards for fiscal year 2016 performance, which use the Worldwide level payout percentage for all our NEOs, was 100% of the shares awarded.
The number of shares related to prior year grants which vested on June 30, 2016, and were issued in Common Stock to each of our NEOs was as follows:

Named Executive Officer	Shares Issued in FY 2016 Under Prior FY LTPS Grants (1)
Robert F. Schneider	28,768
Michelle R. Schroeder	7,936
Donald W. Van Winkle	28,768
Lonnie P. Nicholson	14,112
Kevin D. McCoy	5,792
________________________
(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.

Fiscal year 2017 awards. Subsequent to the end of fiscal year 2016, the Committee granted the following targeted number of shares to each of our NEOs under the 2003 Plan as part of their fiscal year 2017 targeted compensation plan:

Named Executive Officer	FY 2017 APS Award (Targeted # of Shares)	FY 2017 RTSR Award (Targeted # of Shares)
Robert F. Schneider	27,530	25,144
Michelle R. Schroeder	7,297	4,598
Donald W. Van Winkle	19,431	7,615
Lonnie P. Nicholson	6,104	1,796
Kevin D. McCoy	4,141	—

For fiscal year 2017 the APS award will be earned based on our return on capital. The change to return on capital is intended to retain executive focus on balance sheet measures with the elimination of economic profit as a metric for our incentive plans. The APS vests July 2017 and the RTSR has a three-year vesting period ending June 30, 2019.

2.  Restricted Stock Units
In fiscal year 2016, the Committee awarded RSUs to NEOs and other key employees as another component of total targeted compensation in order to increase share ownership, driving greater alignment with our Share Owners. RSUs are time-based and generally cliff vest after three years, putting a focus on long-term retention. Dividends accrue on the RSUs and are added to the total value of the RSUs at the time of vesting. As part of its compensation planning, the Committee determines the percentage of targeted compensation of each executive that should be represented by RSUs.

The number of RSUs awarded in fiscal year 2016 was as follows:

Named Executive Officer	FY 2016 RSU Grant (Shares Awarded)
Robert F. Schneider	20,779
Michelle R. Schroeder	3,276
Donald W. Van Winkle	12,495
Lonnie P. Nicholson	2,436
Kevin D. McCoy	7,756

RSUs granted in fiscal year 2016 vest on June 30, 2018, except for RSUs granted to Mr. Nicholson which vest in three equal annual installments beginning on June 30, 2016.
The number of RSUs and accumulated dividends which vested on June 30, 2016, and were issued in Common Stock to each of our NEOs was as follows:

Named Executive Officer	RSU Award (Number of Shares Issued) (1)	Accumulated Dividends on RSU Award (Number of Shares Issued) (1)
Robert F. Schneider	22,753	740
Michelle R. Schroeder	2,844	93
Donald W. Van Winkle	11,193	364
Lonnie P. Nicholson	812	16
Kevin D. McCoy	9,607	313
(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.

Fiscal year 2017 awards. Subsequent to the end of fiscal year 2016, the Committee granted the following number of RSUs to each of our NEOs under the 2003 Plan as part of their fiscal year 2017 target compensation plan:

Named Executive Officer	FY 2017 RSU Award (Vesting on June 30, 2019)
Robert F. Schneider	27,297
Michelle R. Schroeder	4,874
Donald W. Van Winkle	14,813
Lonnie P. Nicholson	3,480
Kevin D. McCoy	9,332

3. Discretionary Cash and Stock Compensation
Because special situations occur in which individual achievement may not be adequately recognized under incentive plans, the Committee, at the beginning of each fiscal year, grants authority to the CEO to distribute additional discretionary cash and/or stock compensation up to an aggregate maximum amount to eligible participants for each particular fiscal year.
For fiscal year 2016, the aggregate amount of cash compensation approved by the Committee was $500,000, and the maximum number of shares approved by the Committee was 125,000 shares of Common Stock. The stock compensation may be in the form of performance share award opportunities and/or outright grants of shares of Common Stock, all to be awarded under the 2003 Plan. Discretionary compensation is awarded based upon individual effort and is paid in amounts and at such times as the CEO determines, in his sole discretion. No employee has a guaranteed right to discretionary compensation in the event that performance targets are not met. Eligible participants include any employee of the Company, excluding the Chairman and CEO for cash or stock compensation, and excluding executive officers of the Company pursuant to Section 16 of the Exchange Act for stock compensation, except where approved by the Committee. For fiscal year 2016, no discretionary stock compensation was awarded to any of the NEOs; however, $10,000 discretionary cash compensation was awarded to Mr. Nicholson for his leadership role in the successful spin-off of the EMS segment.
For fiscal year 2017, the Committee approved $500,000 for the discretionary cash compensation and 125,000 shares of Common Stock for discretionary stock awards.

Share Ownership Guidelines
The current share ownership guidelines set the expectations of independent directors and executive officers to maintain beneficial ownership of Company stock having a value expressed as a multiple of their director fees or their base salary, as the case may be, for as long as they remain a director or executive officer. “Beneficial Ownership” includes, in addition to shares held directly by directors or executives, those shares held by a spouse, minor children or grandchildren, trusts, and retirement plans. Unearned shares awarded under the 2003 Plan cannot be counted towards ownership until earned.
The guidelines promote overall corporate responsibility, encourage decisions focused on a long-term view, and align our directors’ and executive officers’ perspectives with the interests of our Share Owners. Any shares subject to the ownership requirements are prohibited from pledging or hedging activities, as set forth in a policy approved in fiscal year 2015 by the Committee and the Board.
Executive officers and directors are expected to meet share ownership requirements within five years, beginning from the later of November 1, 2014 or the date of their appointment or election. Each director shall receive a minimum of 50% of the cash component of their board fees in Company stock until such time as the director has met the ownership requirements, at which time the director shall be permitted to adjust the amount of his or her future cash component paid in Company stock. Annually, the Committee will review progress toward the achievement of the stock ownership targets and use its judgment on consequential actions if targets are not met in a timely manner.
The ownership multiples are as follows:

Position	Value as a Multiple of Base Salary or Director Fees
Independent Directors	X 3
Chairman and CEO	X 5
Chief Operating Officer	X 3
Vice Presidents	X 2

Other Compensation and Employee Benefits
Retirement Plan
Our NEOs participate in a defined contribution, participant-directed retirement plan in which all domestic employees are eligible to participate (the “Retirement Plan”). The Retirement Plan is intended to attract candidates for employment and promote employee retention by providing a long-term savings opportunity. The Retirement Plan provides for voluntary employee contributions as well as a discretionary annual Company contribution as determined by the Committee. The Committee considers Company profitability among other factors when determining the contribution. The total Company contribution is allocated based upon the total eligible compensation of eligible participants. Eligible compensation excludes all stock-based compensation. Each eligible participant’s Company contribution percentage is identical, including our NEOs. The Company’s contribution percentage for fiscal year 2016 was 3% of eligible compensation, up to the annual compensation limit under Section 401(a) of the Internal Revenue Code. Participant contributions are fully vested immediately and Company contributions are fully vested after five years of participation according to the following schedule. All NEOs are fully vested.

Years of Vesting Service	Vested Percentage
Less than 1	0%
1	10%
2	20%
3	40%
4	60%
5	100%

The Retirement Plan is fully funded and participants may choose to invest their balances among any combination of the following investment options shown in the table below. The annual return of each fund for the year ended June 30, 2016, is noted in parentheses.

Investment Option	Fund (Annual Return)
Stable Value Fund	Vanguard Retirement Savings Trust (1.85%)
Inflation Protected Bond Fund	Vanguard Inflation-Protect Securities Fund Investor Shares (4.51%)
Bond Fund	Metropolitan West Total Return Bond I (2.16%)
Bond Fund	Vanguard Total Bond Market Index Institutional Shares (6.13%)
Target Date Balanced Fund	Vanguard Target Retirement 2010 (2.91%)
Target Date Balanced Fund	Vanguard Target Retirement 2015 (1.98%)
Target Date Balanced Fund	Vanguard Target Retirement 2020 (1.44%)
Target Date Balanced Fund	Vanguard Target Retirement 2025 (0.81%)
Target Date Balanced Fund	Vanguard Target Retirement 2030 (0.11%)
Target Date Balanced Fund	Vanguard Target Retirement 2035 (0.67%)
Target Date Balanced Fund	Vanguard Target Retirement 2040 (-1.44%)
Target Date Balanced Fund	Vanguard Target Retirement 2045 (-1.51%)
Target Date Balanced Fund	Vanguard Target Retirement 2050 (-1.48%)
Target Date Balanced Fund	Vanguard Target Retirement 2055 (-1.57%)
Target Date Balanced Fund	Vanguard Target Retirement 2060 (-1.56%)
Retirement Income Balanced Fund	Vanguard Target Retirement Income (3.28%)
S&P 500 Index Fund	Vanguard Institutional Index Fund Institutional Shares (3.97%)
Large Cap Value Fund	Vanguard Windsor II Fund Investor Shares (-1.12%)
Growth Equity Fund	MainStay Large Cap Growth Fund (-2.52%)
Small Cap Growth Fund	Vanguard Explorer Fund Investor (-8.80%)
Small Cap Equity Fund	Vulcan Value Partners Small Cap Fund (-0.19%)
International Core Equity Fund	Vanguard International Growth Fund Investor Shares (-8.31%)
Real Estate Fund	Vanguard REIT Index Fund Investor Shares (23.75%)
Company Stock Fund	Kimball International Stock Fund (N/A) (1)
Company Stock Fund	Kimball Electronics Stock Fund (N/A) (2)
(1) The Kimball International Stock Fund was closed to new investments on April 30, 2015, in preparation for removing the Fund from the Retirement Plan. The Fund was removed as an investment option in February 2016.
(2) Resulting from the spin-off of the EMS segment from Kimball International and the distribution of Kimball Electronics common stock by Kimball International to its Share Owners. The Fund was closed to new investments at the time of the spin-off. The Fund was removed as an investment option in February 2016.
For those eligible employees who, under the 1986 Tax Reform Act, are deemed to be highly compensated (HCE), their individual Company contribution under the Retirement Plan is reduced. See the following “Nonqualified Deferred Compensation” section.
Nonqualified Deferred Compensation
For our NEOs, as well as other executive officers and other key employees who are deemed to be highly compensated under the 1986 Tax Reform Act, there is a fully-funded, nonqualified, Supplemental Employee Retirement Plan (“SERP”) under which the Company contributes to the account of each participant an amount equal to the reduction in their Company contribution under the Retirement Plan arising from the provisions of the 1986 Tax Reform Act. In addition, participants may voluntarily defer up to 50% of their eligible compensation under the SERP. A participant’s deferrals are fully vested. Company contributions are subject to the same vesting schedule as the Retirement Plan, and are made within 2½ months after the end of the fiscal year. The Company’s contribution percentage for fiscal year 2016 was 3% of eligible compensation in excess of the annual compensation limit under Section 401(a) of the Internal Revenue Code. Investment options are the same as those under the Retirement Plan except for the exclusion of the Stable Value Fund and the addition of a Money Market Fund. Changes to the SERP investment options in fiscal year 2016 mirrored the changes made to the Retirement Plan. Payments of a participant’s elective deferrals and Company contributions are made as elected by the participant in lump sum or in installment payments over a period of 5 or 10 years commencing upon retirement or termination of employment, whichever occurs first.

These amounts may be paid earlier in the event of death of the participant or an unforeseen emergency affecting the participant as determined by the committee appointed to administer the SERP. The SERP is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The assets of the SERP are held in a grantor trust in what is commonly referred to as a “rabbi trust” arrangement. This means that the assets of the SERP are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency. For more information about amounts deferred by the NEOs, see the Nonqualified Deferred Compensation Table in this Proxy Statement.
Other Compensation
The executive officers participate in an Executive Preventative Healthcare Program which reimburses for executives and covered spouses’ travel to healthcare facilities for annual preventative exams. Executives otherwise have the same preventative health care coverage as provided to all Company employees, through our consumer-driven health care plan options.
No loans of Company funds have ever been made to any executive officer for any purpose.
Employment, Change-in-Control, and Severance Agreements
The Company has written employment agreements which include compensatory provisions with Mr. Schneider, Mr. Van Winkle, Ms. Schroeder, and Mr. Nicholson, and also has change-in-control agreements with each of the NEOs.  These agreements are intended to align with competitive practices within the industries in which the Company operates and are designed to enhance the retention of executives and protect the interests of the Company by way of restrictive covenants.  The agreements determine the amount and timing of compensation payable to NEOs in the event of termination of employment under various circumstances.  Mr. McCoy has a written employment agreement which contains restrictive covenants that protect the interests of the Company and is a participant in the Company’s Enhanced Severance Plan. The agreements are described in the section entitled “Executive Officer and Director Compensation — Employment and Change-in-Control Agreements with NEOs and Potential Payments Upon Termination or Change-in-Control” in this Proxy Statement.

Earned Compensation
Actual compensation earned for fiscal years 2014, 2015, and 2016 by the NEOs is shown in the following table, excluding those years where individuals were not classified as NEOs. This Earned Compensation Table supplements the overall Summary Compensation Table included in the “Executive Officer and Director Compensation” section below.

The differences between this supplemental table and the Summary Compensation Table are as follows:

•
The Summary Compensation Table reports targeted figures for APS and LTPS awards based on a potential value in the year that the award was granted. The potential value is not guaranteed and is estimated based on an assumed payout at target, using the share price as of the date granted, and therefore performance shares are shown at a value different from the value of the actual performance shares earned during the fiscal year. In contrast, this supplemental table includes the actual value of performance shares earned during the fiscal year, using the share price as of the applicable vesting date.

•
RSUs are reported in the Summary Compensation Table at the value as of the grant date for the total number of RSUs granted during the fiscal year. This supplemental tables includes only the number of RSUs that vested during the fiscal year, valued using the share price as of the vest date.

•
RTSRs are reported in the Summary Compensation Table at the value as of the grant date for the target number of shares granted during the fiscal year. This supplemental table does not include any RTSRs because none were earned during any of the fiscal years presented.

All other components of compensation are valued the same as reported in the Summary Compensation Table, as explained in the footnotes to that table.

Earned Compensation Table

Name and Principal Position		Salary	Discretionary Cash Compensation (1)	RSUs (Vested)	Performance Shares (Earned and Vested Value)	Incentive Bonus Plan (Earned Value)	All Other	Total
	Year	($)	($)	($)	($)	($)	($)	($)
Robert F. Schneider	2016	$550,004	$—	$258,929	$1,080,444	$346,503	$41,643	$2,277,523
Chairman of the Board, Chief Executive Officer	2015	$522,964	$—	$184,455	$550,750	$345,156	$57,577	$1,660,902
	2014	$479,700	$—	$—	$590,850	$407,745	$23,239	$1,501,534
Michelle R. Schroeder	2016	$320,008	$—	$32,365	$241,559	$169,604	$17,933	$781,469
Vice President, Chief Financial Officer	2015	$298,928	$60,000	$23,055	$159,000	$197,292	$28,314	$766,589

Donald W. Van Winkle	2016	$401,804	$—	$127,376	$570,149	$212,956	$29,933	$1,342,218
President, Chief Operating Officer	2015	$399,086	$50,000	$90,738	$531,463	$266,130	$32,482	$1,369,899
	2014	$378,697			$412,542	$223,431	$23,816	$1,038,486
Lonnie P. Nicholson	2016	$297,136	$10,000	$9,241	$205,430	$157,482	$15,344	$694,633
Vice President, Chief Administrative Officer

Kevin D. McCoy	2016	$280,020	$—	$109,328	$83,215	$246,418	$22,804	$741,785
Vice President; President, National Office Furniture	2015	$272,750		$77,873	$138,000	$250,930	$20,174	$759,727

__________________

(1)
Discretionary cash compensation was awarded to Mr. Nicholson in fiscal year 2016 and Mr. Van Winkle and Ms. Schroeder in fiscal year 2015 for their leadership role in the successful spin-off of the EMS segment.

The following tables compare the value of the actual stock awards earned and/or vested during fiscal year 2016 as set forth above with the original targeted valued used by the Committee in setting the NEO’s total targeted compensation:

	Performance Shares (APS and LTPS)
Named Executive Officer	Fiscal Year 2016 Targeted Compensation for APS and LTPS Awards	Earned and Vested Value	Earned Value as a Percentage of Targeted Value
	($)	($)	(%)
Robert F. Schneider	$949,590	$1,080,444	113.8%
Michelle R. Schroeder	$216,863	$241,559	111.4%
Donald W. Van Winkle	$542,237	$570,149	105.1%
Lonnie P. Nicholson	$206,719	$205,430	99.4%
Kevin D. McCoy	$83,967	$83,215	99.1%

	Restricted Stock Units
Named Executive Officer	Grant Date Fair Value for Vested RSU Tranches	Vested Value	Vested Value as a Percentage of Grant Date Fair Value
	($)	($)	(%)
Robert F. Schneider	$207,052	$258,929	125.1%
Michelle R. Schroeder	$25,880	$32,365	125.1%
Donald W. Van Winkle	$101,856	$127,376	125.1%
Lonnie P. Nicholson	$10,004	$9,241	92.4%
Kevin D. McCoy	$87,424	$109,328	125.1%

Tax and Accounting Considerations
Section 162(m)
The Committee has considered the potential effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of non-performance-based executive compensation in excess of $1,000,000 paid to our NEOs covered under the law. Performance-based stock award programs, including RTSR, APS and LTPS awards, and cash incentives paid under the Incentive Bonus Plan are designed to be deductible as qualified performance-based compensation under Section 162(m) when they are paid to the NEOs. As a key part of our performance-based compensation, it is important that our Share Owners approve the 2016 Annual Cash Incentive Plan, as described in the “Proposal to Approve the Kimball International, Inc. 2016 Annual Cash Incentive Plan” to maintain the tax deductibility of our performance-based plans.
Our NEOs received other compensation during fiscal year 2016 which was not considered performance-based compensation, including base salaries, time-based RSUs and discretionary bonuses. The Committee believes that tax deductibility is an important factor when evaluating executive compensation. In evaluating compensation, the Committee has considered, and will continue to consider, the various alternatives to preserving the deductibility of compensation payments to the extent reasonably practicable and consistent with our compensation objectives. However, the Committee may exercise its discretion to provide base salaries, time-based RSUs or other compensation that may not be fully tax deductible to us.
Section 280G
Payments provided in connection with a change-in-control of a company may be subject to an excise tax under Section 4999 of the Internal Revenue Code. These payments also may not be eligible for a federal income tax deduction pursuant to Section 280G of the Internal Revenue Code. The Company’s Change-in-Control Agreements eliminate the risk of excise taxes and nondeductible federal income taxes by reducing any payments to an amount equal to one dollar less than the amount that would be considered a parachute payment under Section 280G of the Internal Revenue Code. The Change-in-Control Agreements do not provide for Section 4999 excise tax gross-up payments.
Section 409A
Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the inclusion of deferred compensation in an employee’s income, as well as certain additional taxes, penalties and interest. The Company intends for, but does not currently require, its nonqualified deferred compensation arrangement to meet the effective requirements of Section 409A.
Recovery (Claw Back) of Compensation for Executive Misconduct
Provisions for recovery of already-vested stock compensation due to executive misconduct are included in our APS, RTSR and RSU award agreements, which must be signed by executive officers and other employees receiving such awards. Any share awards that have not yet vested at the time of an executive’s separation for misconduct would not vest and the executive would therefore not receive any shares.
In addition, if the Company determines that an executive officer has engaged in fraudulent or intentional misconduct, resulting in a restatement of the Company’s financial results, the Company would take all reasonable and effective actions to recover any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than the amount that would have been paid or awarded if calculated based on the restated financial results.

COMPENSATION COMMITTEE REPORT
The Compensation and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal year 2016 and this Proxy Statement. This report is provided by the following independent directors who comprise the Committee: Timothy J. Jahnke (Chairperson), Thomas J. Tischhauser, and Dr. Susan B. Frampton.

COMPENSATION RELATED RISK ASSESSMENT
The Board believes that risks arising from our Company’s employee compensation philosophies, programs and practices are not reasonably likely to have a material adverse effect on the Company. Further, the Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks, but rather focus the executives on long-term strategic goals, shorter-term objectives and alignment with Share Owner interests.
The Committee extensively reviewed the elements of executive compensation to determine whether any portion of such compensation encouraged excessive risk-taking and concluded:

•	the Incentive Bonus Plan performance targets were, and the 2016 Annual Cash Incentive Plan performance targets are, appropriately set to motivate achievement of realistic Company financial goals;

•	performance share awards, including APS awards and RTSR awards, are appropriately linked to Company performance goals and profitability, both short-term and long-term;

•	RSU awards vest over a three-year period to encourage executive officers to maintain a long-term perspective; and

•
stock ownership guidelines discourage excessive risk-taking not only by setting reasonable levels of ownership but also by restricting the ability of officers and directors to hedge or pledge shares in which they have beneficial ownership.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
SUMMARY COMPENSATION TABLE
The Summary Compensation Table appearing below sets forth information regarding the compensation paid and/or awarded to NEOs for or during the fiscal years ended June 30, 2016, 2015, and 2014, excluding those fiscal years where individuals were not classified as NEOs. For a more thorough discussion of our executive compensation practices, refer to the “Compensation Discussion and Analysis” section of this Proxy Statement.
The Summary Compensation Table contains values calculated and disclosed according to SEC reporting requirements. As described in more detail in Note 2 to the Summary Compensation Table, the “Stock Awards” column reflects awards with a grant date during each fiscal year, with additional explanation related to changes in our performance share grant timing policy noted as follows:

•
APS and LTPS awards applicable to fiscal year 2015 performance were granted at the end of the previous fiscal year (June 2014) and thus are shown in the Stock Awards column for fiscal year 2014. Stock awards for fiscal year 2016 performance were granted in early July 2015. As a result, compensation shown in the “Stock Awards” column for fiscal year 2015 is lower than fiscal year 2014 for Mr. Schneider and Mr. Van Winkle. The Company’s policy now is to grant stock compensation awards in July of each fiscal year.

•
Amounts shown in the “Stock Awards” column for fiscal year 2014 include performance shares granted in August 2013 for the fiscal year 2014 performance period as well as the performance shares mentioned above that were granted in June 2014 for the fiscal year 2015 performance period. Thus the “Stock Awards” column for fiscal year 2014 includes awards from two separate annual grant cycles, artificially increasing the amount of compensation shown for Mr. Schneider and Mr. Van Winkle for fiscal year 2014.

Name and Principal Position			Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
	Year	Salary ($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
Robert F. Schneider	2016	$550,004	$—	$1,555,590	$346,503	$41,643	$2,493,740
Chairman of the Board, Chief Executive Officer	2015	$522,964	$—	$785,474	$345,156	$57,577	$1,711,171
	2014	$479,700	$—	$808,679	$407,745	$23,239	$1,719,363
Michelle R. Schroeder	2016	$320,008	$—	$321,217	$169,604	$17,933	$828,762
Vice President, Chief Financial Officer	2015	$298,928	$60,000	$111,686	$197,292	$28,314	$696,220

Donald W. Van Winkle	2016	$401,804	$—	$802,177	$212,956	$29,933	$1,446,870
President, Chief Operating Officer	2015	$399,086	$50,000	$342,288	$266,130	$32,482	$1,089,986
	2014	$378,697	$—	$687,585	$223,431	$23,816	$1,313,529
Lonnie P. Nicholson	2016	$297,136	$10,000	$261,736	$157,482	$15,344	$741,698
Vice President, Chief Administrative Officer

Kevin D. McCoy	2016	$280,020	$—	$179,521	$246,418	$22,804	$728,763
Vice President; President, National Office Furniture	2015	$272,750	$—	$233,124	$250,930	$20,174	$776,978

__________________

(1)
Amounts consist of discretionary cash compensation granted for services rendered in fiscal years 2016 and 2015. Discretionary cash compensation was awarded to Mr. Nicholson in fiscal year 2016 and to Mr. Van Winkle and Ms. Schroeder in fiscal year 2015 for their leadership role in the successful spin-off of the EMS segment. Mr. Nicholson was paid his discretionary bonus in fiscal year 2016 and Mr. Van Winkle and Ms. Schroeder were paid their discretionary bonuses in fiscal year 2015.

(2)	Stock awards consist of RSU, RTSR, APS and LTPS awards, as follows:

•
The compensation reported in the “Stock Awards” column above represents stock compensation for each of our NEOs at the value as of the grant date and at targeted value for applicable performance-based awards, which does not reflect compensation actually received or earned by the NEOs in the respective years. See the Earned Compensation Table in the Compensation Discussion and Analysis section of this Proxy Statement for the actual value of the performance-based and time-based stock awards earned and/or vested in each of the fiscal years presented.

•
Fiscal year 2016 and 2015 compensation for NEOs includes RSU awards which will cliff vest after three years, except for the initial grant of RSUs awarded on December 17, 2014 which vest in three annual installments beginning on June 30,

2015, and except for grants to Mr. Nicholson on July 2, 2015 which vest in three annual installments beginning on June 30, 2016. The grant date value of RSU awards granted in fiscal year 2016 is based on the $12.32 closing price of our Common Stock as reported by NASDAQ on July 2, 2015. For fiscal year 2015, the value in the “Stock Awards” column represents the grant date fair value for the entire award granted in fiscal year 2015, calculated as of the grant date, using the $9.10 closing price of our Common Stock as reported by NASDAQ on December 17, 2014, even though only one tranche of such award vested in fiscal year 2015. The value of the tranches of such award that vest on June 30, 2016 and June 30, 2017 which totaled $414,105 for Mr. Schneider, $51,761 for Ms. Schroeder, $203,713 for Mr. Van Winkle, and $174,847 for Mr. McCoy were included in the total target compensation amounts for each of the NEOs for those respective fiscal years when set by the Committee. RSU awards do not have performance conditions.

•
Fiscal year 2016 compensation for Mr. Nicholson and fiscal year 2016 and 2015 compensation for Mr. Schneider, Ms. Schroeder, and Mr. Van Winkle also includes RTSR awards which are earned for performance cycles ending June 30, 2018 and June 30, 2017, respectively. The value of RTSR awards was calculated using a Monte Carlo simulation as of the July 2, 2015 grant date for the fiscal year 2016 award, resulting in a $15.10 value per RTSR share, and a Monte Carlo simulation as of the March 1, 2015 grant date for the fiscal year 2015 award, resulting in an $11.48 value per RTSR share. This valuation technique includes estimating the movement of stock prices and the effects of volatility, interest rates, and dividends. Under these awards, a participant will earn from 0% to 200% of the target award depending upon how the compound annual growth rate of the Company’s common stock ranks within the peer group at the end of the performance period. The amounts included above represent the value at the grant date based upon the probable outcome of the performance conditions, which is estimated based on the target level of performance, which equals 100% of the target RSTR granted. The grant date fair value of the maximum number of RTSR shares that can be earned at the 200% level for the fiscal year 2016 award on the June 30, 2018 vesting date is $700,006 for Mr. Schneider; $127,988 for Ms. Schroeder; $212,004 for Mr. Van Winkle; and $50,011 for Mr. Nicholson. The grant date fair value of the maximum number of RTSR shares that can be earned at the 200% level for the fiscal year 2015 award on the June 30, 2017 vesting date is $466,662 for Mr. Schneider; $85,342 for Ms. Schroeder; and $141,342 for Mr. Van Winkle.

•
Fiscal year 2016 compensation includes APS and LTPS performance share awards which vested shortly after the end of such fiscal year. The amount included above was based on the probable outcome of the performance conditions, estimated based on a payout at the target level, or 100% of the award opportunity. The values were calculated as of the grant date.

•
Fiscal year 2014 compensation includes APS and LTPS performance share awards which vested shortly after the end of the fiscal year in which the respective performance period was complete. The amounts included above were calculated as of the grant date based upon the probable outcome of the performance conditions, estimated based on a payout at the target (Tier 4) level, or 40% of the maximum award opportunity for the APS and 100% of the maximum award opportunity for the LTPS. As noted above, because of changes in our performance share grant timing policy, performance shares relating to the fiscal year 2015 performance period were granted at the end of fiscal year 2014, and thus fiscal year 2014 includes performance share grants for both the fiscal year 2015 and 2014 performance periods. For example, for Mr. Schneider, the amount included in the “Stock Awards” column for fiscal year 2014 included performance shares granted in August 2013 for the fiscal year 2014 performance period with a grant date fair value of $381,225 and also included the performance shares granted in June 2014 for the fiscal year 2015 performance period with a grant date fair value of $427,454.

•
The grant date fair value of the maximum number of APS and LTPS performance shares that could have been earned in fiscal year 2016 was $1,550,511 for Mr. Schneider; $337,542 for Ms. Schroeder; $735,805 for Mr. Van Winkle; $242,400 for Mr. Nicholson; and $97,736 for Mr. McCoy. The grant date fair value of the maximum number of APS and LTPS performance shares that could have been earned in fiscal year 2014 was $430,950 for Mr. Schneider and $326,196 for Mr. Van Winkle. The aforementioned 2014 amounts exclude the performance shares granted in June 2014 because the fiscal year 2015 performance period had not yet begun, and thus could not have been earned during fiscal year 2014. The grant date fair value of the maximum number of performance shares granted in June 2014 that could have been earned in fiscal year 2015 was $479,416 for Mr. Schneider and $463,076 for Mr. Van Winkle.

•
The assumptions used to calculate the grant date fair values are set forth in Note 7 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016.

(3)
Amounts consist of cash incentive compensation earned for services rendered in the applicable fiscal year. The amounts are paid in the following fiscal year pursuant to the Incentive Bonus Plan. For a description of the Incentive Bonus Plan and the payout percentages awarded to the NEOs under the Incentive Bonus Plan for fiscal year 2016, see “Compensation Discussion and Analysis — Components of Compensation — Compensation Decisions — Annual Cash Compensation — Cash Incentive Compensation”.

(4)
In fiscal year 2016, NEOs received reimbursement for travel to participate in the Executive Preventative Healthcare Program, Company contributions earned for the Retirement Plan and SERP, and de minimus Christmas bonus and life insurance premiums paid by the Company. SERP and Retirement Plan Company contribution amounts earned for fiscal year 2016 were $26,861 for Mr. Schneider; $15,525 for Ms. Schroeder; $20,044 for Mr. Van Winkle; $13,631 for Mr. Nicholson; and $15,934 for Mr. McCoy. Also included in this column for fiscal year 2016 were dividends credited on unvested RSUs at a value of $14,583 for Mr. Schneider; $1,972 for Ms. Schroeder; $7,674 for Mr. Van Winkle; $536 for Mr. Nicholson; and $5,933 for Mr. McCoy. Dividend amounts were determined based on the number of RSUs multiplied by the Common Stock dividend rate per share for dividend declarations prior to the RSU vesting date during the fiscal year. Dividends on RSUs are paid in share equivalents based on the closing price of the Company’s Common Stock as reported by NASDAQ on the RSU vesting date. In fiscal years 2015 and 2014, benefits received by the NEOs included executive financial services programs, supplemental medical reimbursement, personal use of Company aircraft limited to transportation for NEOs related to a Board-approved Executive Preventive Healthcare Program, the value of the services and related benefits provided pursuant to the Executive Preventive Healthcare Program, Company contributions earned for the Retirement Plan and SERP, and de minimus Christmas bonus and life insurance premiums paid by the Company. The personal use of Company aircraft was valued at the aggregate incremental value of the benefit, which includes variable costs related to fuel, landing fees, crew expenses and other miscellaneous costs. Executive financial services programs and medical reimbursement benefits previously provided for executive officers were discontinued after December 31, 2014, and the Executive Preventative Healthcare Program was changed on December 31, 2014 to eliminate the use of Company aircraft for travel to healthcare facilities.  There was no use of company aircraft for any personal purposes during fiscal year 2016.

(5)
Fiscal year 2016 compensation includes RTSR awards, which typically have a three-year vesting period, for Mr. Schneider, Mr. Van Winkle, Ms. Schroeder, and Mr. Nicholson. To phase in the three-year vesting period, additional APS awards were granted during fiscal year 2016 to fill the void until the initial RTSR vests in June 2017. The grants of the three-year RTSR awards and the transitional one-year APS awards are both shown in the “Stock Awards” column during fiscal year 2016 as required by SEC regulations, even though the RTSR awards will not be earned by NEOs during fiscal year 2016. The grant date fair value of the transitional APS awards included in the “Stock Awards” column in fiscal year 2016 was $573,858 for Mr. Schneider, $104,935 for Ms. Schroeder, $173,801 for Mr. Van Winkle, and $24,591 for Mr. Nicholson.  Excluding the transition awards, total fiscal year 2016 compensation would be $1,919,882 for Mr. Schneider, $723,827 for Ms. Schroeder, $1,273,069 for Mr. Van Winkle, and $717,107 for Mr. Nicholson.

See the “Compensation Discussion and Analysis” in this Proxy Statement for further information about the material terms of the NEOs’ compensation plans.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2016

		Estimated Possible Payouts Under Non-Equity Incentive Plan Award (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock and Option Awards (3)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
(a)	(b)	(c )	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Robert F. Schneider
Incentive Bonus Plan		$—	$275,002	$550,004
APS(4)	07/02/15				—	49,581	99,162		$600,922
LTPS(5)	07/02/15				—	28,768	28,768		$348,668
RSU	07/02/15							20,779	$255,997
RTSR(6)	07/02/15				—	23,179	46,358		$350,003
Michelle R. Schroeder
Incentive Bonus Plan		$—	$128,003	$320,008
APS(4)	07/02/15				—	9,957	19,914		$120,679
LTPS(5)	07/02/15				—	7,936	7,936		$96,184
RSU	07/02/15							3,276	$40,360
RTSR(6)	07/02/15				—	4,238	8,476		$63,994
Donald W. Van Winkle
Incentive Bonus Plan		$—	$160,722	$401,804
APS(4)	07/02/15				—	15,971	31,942		$193,569
LTPS(5)	07/02/15				—	28,768	28,768		$348,668
RSU	07/02/15							12,495	$153,938
RTSR(6)	07/02/15				—	7,020	14,040		$106,002
Lonnie P. Nicholson
Incentive Bonus Plan		$—	$118,854	$297,136
APS(4)	07/02/15				—	2,944	5,888		$35,681
LTPS(5)	07/02/15				—	14,112	14,112		$171,037
RSU	07/02/15							2,436	$30,012
RTSR(6)	07/02/15				—	1,656	3,312		$25,006
Kevin D. McCoy
Incentive Bonus Plan		$—	$140,010	$280,020
APS(4)	07/02/15				—	1,136	2,272		$13,768
LTPS(5)	07/02/15				—	5,792	5,792		$70,199
RSU	07/02/15							7,756	$95,554
_________________
(1) Represents potential cash incentive payments under the Incentive Bonus Plan with respect to fiscal year 2016 performance. The awards do not contain minimum thresholds. The target amount is set between tiers 3 and 4 which is a cash incentive payout reflecting the desired level of compensation at risk. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts under the Incentive Bonus Plan for fiscal year 2016 performance. See “Compensation Discussion and Analysis — Components of Compensation — Compensation Decisions — Annual Cash Compensation — Cash Incentive Compensation” for additional information regarding the terms of the Incentive Bonus Plan.
(2) Amounts represent the number of RSUs granted to our NEOs on July 2, 2015. RSUs granted in fiscal year 2016 vest on June 30, 2018, except for RSUs granted to Mr. Nicholson which vest in three equal annual installments beginning on June 30, 2016.
(3) Amounts represent the grant date fair value of the RSUs and the target number of APS, LTPS, and RTSR shares. The value of the RSUs granted was calculated using $12.32, the closing price of the Company’s Common Stock as reported by NASDAQ on the grant date, July 2, 2015. The value for the APS and LTPS shares granted July 2, 2015 was calculated using the closing price of the Company’s Common Stock as reported by NASDAQ on the grant date reduced by the present value of dividends not payable on outstanding performance shares, resulting in a value of $12.12 per share. The value for RTSR shares granted was calculated using the Monte Carlo simulation, resulting in a value of $15.10 per share on the grant date, July 2, 2015.

(4)
APS awards were granted July 2, 2015 for the fiscal year 2016 performance period. For APS awards, the target level is 100% of the shares granted, but a participant can earn from 0% to a maximum of 200% of the target number of shares depending upon Company performance. See “Compensation Discussion and Analysis — Components of Compensation — Compensation Decisions — Stock Compensation” for additional information regarding the terms of APS awards. Based on fiscal year 2016 performance, 133.3% of the target number of shares was earned pursuant to their fiscal year 2016 APS award as follows: 66,091 for Mr. Schneider; 13,272 for Ms. Schroeder; 21,289 for Mr. Van Winkle; 3,924 for Mr. Nicholson; and 1,514 for Mr. McCoy.

(5)
LTPS awards represent the tranches of performance shares awarded during fiscal years 2012 through 2015, which could be earned for the fiscal year 2016 performance period. The target amount of LTPS awards is based on a payout level at the Tier 4 level under the Incentive Bonus Plan, which is 100% of the maximum award opportunity for the LTPS. See “Compensation Discussion and Analysis — Components of Compensation — Compensation Decisions — Stock Compensation” for additional information regarding the terms of LTPS awards. Based on fiscal year 2016 performance, the actual number of shares earned was 28,768 for Mr. Schneider; 7,936 for Ms. Schroeder; 28,768 for Mr. Van Winkle; 14,112 for Mr. Nicholson; and 5,792 for Mr. McCoy which was 100% of the target number of shares under the LTPS awards.

(6)
Represents RTSR awards issued pursuant to the 2003 Plan. For RTSR awards, the target level is at 100% of shares granted, but a participant can earn from 0% to a maximum of 200% of the target number of shares depending upon how the compound annual growth rate of our Company’s Common Stock ranks within the peer group at the end of the performance period. See “Compensation Discussion and Analysis — Components of Compensation — Compensation Decisions — Stock Compensation” for additional information regarding the terms of RTSR awards.

See the Earned Compensation Table in the Compensation Discussion and Analysis section of this Proxy Statement for the actual value of shares earned and/or vested during fiscal year 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2016

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
	(#)	($)	(#)	($)
(a)	(g)	(h)	(i)	(j)
Robert F. Schneider	44,674	$508,390	161,501	$1,837,881
Michelle R. Schroeder	6,277	$71,432	36,792	$418,693
Donald W. Van Winkle	24,294	$276,466	97,563	$1,110,267
Lonnie P. Nicholson	1,656	$18,845	34,136	$388,468
Kevin D. McCoy	17,826	$202,860	14,896	$169,516
_________________
(1) Unvested RSUs and accumulated dividends credited on unvested RSUs consist of the following:

	Stock Award and Grant Date
Name	RSU 7/2/2015	RSU 12/17/2014

Robert F. Schneider
Shares (#)	21,181	23,493
Vesting Date(s)	6/30/2018	6/30/2017
Michelle R. Schroeder
Shares (#)	3,340	2,937
Vesting Date(s)	6/30/2018	6/30/2017
Donald W. Van Winkle
Shares (#)	12,737	11,557
Vesting Date(s)	6/30/2018	6/30/2017
Lonnie P. Nicholson
Shares (#)	1,656	—
Vesting Date(s)	(a)	—
Kevin D. McCoy
Shares (#)	7,906	9,920
Vesting Date(s)	6/30/2018	6/30/2017

(a) An equal number of shares vest on 6/30/2017 and 6/30/2018.

(2) Calculated using the $11.38 closing price of Common Stock as reported by NASDAQ on June 30, 2016.

(3) Unearned and unvested equity incentive plan awards consist of the following:

	Stock Award and Initial Grant Date
Name	APS 7/2/2015	RTSR 7/2/2015	RTSR 3/1/2015	LTPS 6/26/2014	LTPS 8/12/2013	LTPS 8/13/2012	LTPS 8/16/2011

Robert F. Schneider
Shares (#)	49,581	23,179	20,325	21,760	23,328	15,552	7,776
Vesting Date(s)	7/29/2016	6/30/2018	6/30/2017	(a)	(b)	(c)	7/29/2016
Michelle R. Schroeder
Shares (#)	9,957	4,238	3,717	6,016	6,432	4,288	2,144
Vesting Date(s)	7/29/2016	6/30/2018	6/30/2017	(a)	(b)	(c)	7/29/2016
Donald W. Van Winkle
Shares (#)	15,971	7,020	6,156	21,760	23,328	15,552	7,776
Vesting Date(s)	7/29/2016	6/30/2018	6/30/2017	(a)	(b)	(c)	7/29/2016
Lonnie P. Nicholson
Shares (#)	2,944	1,656	—	21,760	6,432	896	448
Vesting Date(s)	7/29/2016	6/30/2018		(a)	(b)	(c)	7/29/2016
Kevin D. McCoy
Shares (#)	1,136	—	—	4,352	4,704	3,136	1,568
Vesting Date(s)	7/29/2016			(a)	(b)	(c)	7/29/2016

(a) Four remaining annual vesting dates beginning 7/29/2016
(b) Three remaining annual vesting dates beginning 7/29/2016
(c) Two remaining annual vesting dates beginning 7/29/2016

Awards disclosed in the tables above represent the number of shares that would be issued assuming target performance for RTSR, APS and LTPS share awards. At the target performance level, 100% of the shares eligible to be received would be issued. For APS awards, a participant can earn from 0% to 200% of the target level depending on Company performance. For RTSR awards, a participant can earn from 0% to 200% of the target level depending upon how the compound annual growth rate of our Company’s common stock ranks within the peer group at the end of the performance period.
For LTPS awards, the initial grant date shown is the grant date of the initial annual tranche of the five-year awards. The remaining tranches for each LTPS award listed above will have grant dates occurring annually at the beginning of each performance period at approximately the same date each year.
In accordance with the terms of the outstanding LTPS agreements as of the October 31, 2014 spin-off date, an equitable adjustment was necessary for outstanding LTPS awards to reflect the change in the Company’s stock value as a result of the completion of the spin-off of the EMS segment from the Company. The Committee decided in advance of the spin-off that the appropriate adjustment formula was the weighted average closing price per share of the Company’s shares on the last five trading days prior to the date the spin-off was completed relative to the weighted average closing price per share of the Company’s shares on the first five trading days after the date the spin-off was completed. That formula resulted in an adjustment factor of 1.6 times applied to the number of awards outstanding as of the spin-off date.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2016

	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Name
(a)	(d)	(e)
Robert F. Schneider	67,553	$818,100
Michelle R. Schroeder	15,657	$192,423
Donald W. Van Winkle	54,074	$662,981
Lonnie P. Nicholson	20,984	$261,373
Kevin D. McCoy	20,960	$250,890
_____________

(1)
Shares acquired upon vesting during fiscal year 2016 include RSU awards granted on December 17, 2014, the second tranche of which vested on June 30, 2016, accumulated dividends on the vested RSUs, APS awards and tranches of LTPS awards granted on June 26, 2014 and issued on July 29, 2015. Shares have not been reduced by the following shares withheld to satisfy tax withholding obligations: Mr. Schneider — 21,386 shares; Ms. Schroeder — 4,957 shares; Mr. Van Winkle — 17,101 shares; Mr. Nicholson — 6,633 shares; and Mr. McCoy — 6,637 shares.

(2)
The value realized is calculated by multiplying the closing price of Common Stock as reported by NASDAQ on the vesting date by the number of shares that vested. The RSU awards vested on June 30, 2016 and the closing price of our Common Stock on that date was $11.38, and the APS and LTPS awards vested on July 29, 2015 and the closing price of our Common Stock on that date was $12.50.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes the Company’s equity compensation plans as of June 30, 2016:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (excluding securities reflected in first column)
Equity compensation plans approved by Share Owners	884,069	(1)	$—	(2)	1,459,674	(3)
Equity compensation plans not approved by Share Owners	—		$—		—
Total	884,069		$—		1,459,674
_____________

(1)
Includes 159,977 RSU awards, 132,582 RTSR awards, 374,688 LTPS awards, and 216,822 APS awards. The number of shares assumes the maximum number of shares which the participant is eligible to receive if maximum profitability levels are achieved under each award. Approximately 77% of the total maximum number of performance shares originally granted was earned for fiscal year 2016.

(2)	There is no exercise price for RSU, RTSR, APS or LTPS share awards.

(3)
Represents the number of shares available for issuance under the 2003 Plan after subtracting the maximum number of shares which participants are eligible to receive if maximum profitability levels are achieved under each award. Unearned shares are available for re-issuance under the 2003 Plan as restricted stock, RSUs, unrestricted share grants, incentive stock options, nonqualified stock options, performance shares, performance units, and stock appreciation rights.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2016

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)
Robert F. Schneider	$134,304	$20,127	$12,958	$—	$1,193,792
Michelle R. Schroeder	$20,700	$9,390	$(1,223)	$—	$304,575
Donald W. Van Winkle	$66,813	$12,382	$(22,433)	$—	$911,337
Kevin D. McCoy	$53,113	$7,750	$6,700	$—	$422,319
Lonnie P. Nicholson	$36,350	$5,111	$1,564	$—	$157,561

_____________

(1)	These amounts are included in the fiscal year 2016 amounts in the “Salary” column of the Summary Compensation Table.

(2)	Represents Company contributions paid in August 2015, which are included in the fiscal year 2015 amounts in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Earnings do not represent above-market or preferential rates, and are not included in the Summary Compensation Table for fiscal year 2016 or prior years.

(4)
The Aggregate Balance is the balance in the NEO’s SERP account as of June 30, 2016. The balance includes executive contributions in fiscal year 2016 and prior fiscal years, which are included in the “Salary” column of the Summary Compensation Table. The balance also includes Company contributions in fiscal year 2016 and prior fiscal years, which are included in the “All Other Compensation” column of the Summary Compensation Table.

Activity disclosed in the table above relates solely to the Company’s SERP which is its only nonqualified deferred compensation arrangement. See the “Components of Compensation — Other Compensation and Employee Benefits — Nonqualified Deferred Compensation” section of the Compensation Discussion and Analysis for further information about the material terms of the SERP.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS WITH NEOS
AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Our Company has outstanding Employment Agreements with Mr. Schneider, Mr. Van Winkle, and Mr. Nicholson which were amended effective on June 26, 2015; with Ms. Schroeder, whose Employment Agreement was effective June 26, 2015; and with Mr. McCoy, whose Employment Agreement was effective on December 19, 2002. Each NEO also has a Change-in-Control Agreement, which was either amended or entered into on June 26, 2015.
In its efforts to improve on past corporate governance practices following the spin-off of the EMS segment, during fiscal year 2015 our Board approved changes to the existing Employment Agreement entered into with certain of our executive officers as follows: (1) divided the original Employment Agreement into two agreements, one addressing standard employment matters and the other addressing change-in-control matters, to allow for greater flexibility in determining which officers of the Company would be a party to each of the agreements; (2) lessened the risk of loss of Section162(m) tax deductions for the Company in the event of payout under either agreement; (3) reduced CEO payouts in both agreements to the same level payout as received by other executive officers; (4) added a double trigger requirement to a change-in-control event so that full payout would only occur if the executive separates from employment during that event; (5) limited the amount of payout upon a change-in-control event to avoid excise taxes under IRS regulations; and (6) eliminated the tax gross-up element, which provided a supplemental payment to the executive officer to cover the cost of excise tax liability that may be incurred on payout.
Mr. Schneider, Mr. Van Winkle, and Mr. Nicholson had previously entered into Employment Agreements which included change-in-control provisions and severance provisions providing for payout to the executives on the occurrence of certain events.  Under these prior agreements, Mr. Schneider, Mr. Van Winkle, and Mr. Nicholson were eligible for higher payouts in certain circumstances, which, had they occurred, would have resulted in lost tax deductions and and the payout of excise taxes for the Company.  During fiscal year 2015 it was deemed important to modernize the executive employment agreements despite the reduction to potential payouts under the agreements. No executive officers received remuneration for amending their employment agreements or for agreeing to decrease their potential payouts.
Each of the Employment Agreements with the NEOs, excluding Mr. McCoy’s which is discussed below, is in substantially the same form. Pursuant to the Employment Agreements, if the executive’s employment is terminated by the Company without Cause (as defined below) or by the executive for Good Reason (as defined below), the Company will provide compensation and benefits to the executive as follows:
(i)  base salary through the date of termination of employment;
(ii)  any deferred and unpaid cash incentive amounts due for the immediately preceding fiscal year and a prorated amount of the target cash incentive for the cash incentive period in which the executive’s last day of employment occurs;
(iii) (a) unless the executive’s termination occurs during the one-year period before a Change-in-Control (as defined below) of the Company or during the two-year period following a Change-in-Control, severance pay equal to the sum of the executive’s annual base salary at the highest rate in effect during the three years immediately preceding the last day of employment and the higher of either the executive’s target cash incentive for the period in which the last day of employment occurs or the executive’s average annual cash incentive award for the three annual cash incentive periods immediately preceding the last day of employment, plus a reimbursement payment of $50,000 (subject to cost-of-living adjustment) in lieu of continued welfare and fringe benefits, or (b) if the executive’s termination occurs during the one-year period preceding a Change-in-Control or the two-year period following a Change-in-Control, severance pay is determined by the terms of the Change-in-Control Agreement;
(iv) reimbursement for outplacement service costs up to $25,000;
(v)  for Mr. Schneider, a payment in cash, shares or a combination thereof at the Company’s discretion, in each case equal to the intrinsic value at the termination date of all options and stock appreciation rights, and the fair market value of restricted stock, restricted stock units, performance shares, and performance units, all of which will become fully vested as of the date of separation (due to the fact that his employment agreement is grandfathered under a pre-2008 IRS ruling that permits acceleration of performance-based stock awards); for Mr. Van Winkle, Ms. Schroeder, and Mr. Nicholson, payments under the Incentive Bonus Plan and all performance-based shares previously awarded under the 2003 Plan but not yet vested, will vest as if the executive remained employed by the Company and will be paid out in accordance with the terms of the applicable award agreement and the performance results of the Company, while all service-based stock awards will become fully vested as of the date of separation; and
(vi) payment of all SERP benefit amounts, which will become fully vested.

“Cause” means a determination, by at least three-quarters of the members of the Board, that one or more of the following has occurred:

•
the executive’s willful and continued failure to perform substantially the duties of the position or to follow lawful instructions of a senior executive or the Board that continues for five days after the executive receives written notice identifying such failure;

•	the executive’s conviction of a felony or of another crime that reflects adversely on the Company;

•	the executive’s engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company, or any misconduct that involves moral turpitude;

•	the executive’s material breach of obligations under the employment agreement or a fiduciary duty to the Company or our Share Owners; or

•	the executive’s engaging in activity that constitutes gross negligence as an employee of the Company.
“Good reason” means one or more of the following has occurred:

•	a material adverse change in the nature or scope of the executive’s responsibilities;

•	a reduction in the executive’s base salary rate or bonus category;

•	a reduction of 5% or more in value of the aggregate benefits provided to the executive and his dependents under the Company’s employee benefit plans;

•	a significant diminution in the executive’s position, authority, duties or responsibilities;

•	a relocation of the executive’s principal site of employment to a location more than fifty (50) miles from the principal site of employment; or

•	failure by the Company to obtain an assumption agreement regarding the executive’s employment agreement from any successor of the Company.
The executive employee is required to give written notice within 90 days of the occurrence of an event constituting “Good Reason” and the Company shall then have 30 days to remedy the occurrence. If the Company fails to do so, the executive must resign no later than 12 months after the initial occurrence of the event in order to receive a severance payout under the Employment Agreement.
In the event of termination of employment for a reason other than Cause or Good Reason, the executive will receive his base salary through the date of termination and will be entitled to any benefits under the regular terms of the welfare, retirement, Incentive Bonus Plan, SERP, and equity and incentive plans.
If any of the Company’s payments to the executive are subject to excise tax (or any interest or penalties incurred due to excise tax) imposed by Section 409A of the Internal Revenue Code due to the Company’s early payment of deferred compensation following separation without Cause, resignation for Good Reason, or a Change-in-Control event, the executive will be entitled to reimbursement for the amount of the excise tax (plus interest and penalties). In addition, the Employment Agreements impose non-competition and non-solicitation obligations on the executives during the term of their employment and for a period of 12 months (or a shorter period, for an executive employed for fewer than 12 months) following termination of employment for any reason.
The Employment Agreement signed by Mr. McCoy imposes non-competition and non-solicitation obligations during the term of his employment and for a period of 12 months following termination of employment for any reason. If Mr. McCoy is separated from employment due to elimination of his position, he would be eligible for severance in the amount of two weeks’ pay for each year of tenure up to 26 weeks of pay under the Company’s Enhanced Severance Plan. The severance plan also provides for payment of an amount equal to the cost of continuation of healthcare premiums for a period equal to that used to compute severance. Further, vesting and payout of any stock awarded pursuant to the 2003 Plan would also occur, along with distribution of any deferred bonus from the prior fiscal year and a pro-rated bonus from the current fiscal year. He would also receive reimbursement for up to $8,000 in costs for outplacement services.
Each NEO is a party to a Change-in-Control Agreement with the Company, the purpose of which is to provide some protection to executive officers so their focus is on carrying out an effective change-in-control transaction for the benefit of the Share Owners rather than on their own well-being. It is also a retention tool, such that the executive officer will be less motivated to resign from the Company during a Change-in-Control time period when their leadership is most needed by the Company. In each Change-in-Control Agreement, “Change-in-Control” means the consummation of any of the following:

•
the acquisition, by any one person or more than one person acting as a group, of ownership interests representing more than 50% of the total fair market value or of the total voting power of all ownership interests (the “Majority Ownership”) of the Company, any affiliate of the Company that employs the executive, any entity that has a Majority Ownership of either the Company or such affiliate, or any entity in an uninterrupted chain of Majority Ownership culminating in the ownership of the Company or such affiliate (each, a “Relevant Company”) through merger, consolidation, or stock transfer;

•
the acquisition during any 12-month period, by any one person or more than one person acting as a group, of ownership interests in a Relevant Company possessing 35% or more of the total voting power of all ownership interests in the Relevant Company;

•
the acquisition of ownership during any 24-month period, by any one person or more than one person acting as a group, of 40% or more of the total gross fair market value of the assets of a Relevant Company; or

•
the replacement of a majority of members of the Board during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election;

provided, however, that any occurrence that does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of a Relevant Entity within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code and its interpretive regulations does not constitute a “Change in Control”.
Upon a Change-in-Control of the Company, in the event the executive officer’s employment with the Company is terminated, the Company will accelerate payment to the executive of an amount in cash, shares or a combination thereof equal to the value at the effective date of the Change-in-Control of all options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and Incentive Bonus Plan payments, all of which will become fully vested. The executive officer will also receive severance pay in a sum equal to two times the sum of the executive’s annual base salary at the highest rate in effect during the three years immediately preceding the last day of employment and the higher of either the executive’s target bonus for the period in which the last day of employment occurs or the executive’s average annual bonus award for the three annual bonus periods immediately preceding the last day of employment.
In addition, upon a Change-in-Control event, the executive officer will become fully vested in the SERP and will receive all benefit amounts under that plan. Further, upon a Change-in-Control, as an incentive for the executive to remain available to assist with transition matters, the Company will offer the executive a retention bonus equal to 20% of the executive’s annual salary after the first three months following the Change-in-Control and another payment equal to 20% of the executive’s annual salary if the NEO stays for an additional three months for a total of six months, in each case as long as the executive remains an employee during such time (or if his employment is terminated by the Company without Cause or by the executive for Good Reason). The executive will receive a reimbursement amount equal to two times the product of $50,000 and a fraction, the numerator of which is the Employment Cost Index and the denominator of which is the Employment Cost Index for the first calendar quarter of 2015 for welfare and fringe benefit plan reimbursements. The executive will also be eligible for $25,000 in outplacement assistance during the first 12 months after separation from employment.
The table below reflects the amount of compensation payable to each of the NEOs in the event of termination of such NEO’s employment. The amounts shown assume that such termination was effective as of June 30, 2016, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of such NEO’s separation from the Company and could therefore be more or less than the amounts set forth below.

	Change-in-Control(5)	Without Cause or with Good Reason	Death, Disability or Retirement(6)	Other Termination(7)
Robert F. Schneider
Lump Sum(1)	$2,060,371	$1,042,685	$—	$—
Stock and Incentive Compensation(2)	$2,781,033	$2,781,033	$2,088,799	$—
Retention Bonus(3)	$240,000	$—	$—	$—
SERP(4)	$1,193,792	$1,193,792	$1,193,792	$1,193,792
TOTAL	$6,275,196	$5,017,510	$3,282,591	$1,193,792
Michelle R. Schroeder
Lump Sum(1)	$1,154,622	$589,811	$—	$—
Stock and Incentive Compensation(2)	$675,866	$675,866	$513,315	$—
Retention Bonus(3)	$128,003	$—	$—	$—
SERP(4)	$304,575	$304,575	$304,575	$304,575
TOTAL	$2,263,066	$1,570,252	$817,890	$304,575
Donald W. Van Winkle
Lump Sum(1)	$1,399,387	$712,194	$—	$—
Stock and Incentive Compensation(2)	$1,626,419	$1,626,419	$1,030,278	$—
Retention Bonus(3)	$160,722	$—	$—	$—
SERP(4)	$911,337	$911,337	$911,337	$911,337
TOTAL	$4,097,865	$3,249,950	$1,941,615	$911,337

	Change-in-Control(5)	Without Cause or with Good Reason	Death, Disability or Retirement(6)	Other Termination(7)
Lonnie P. Nicholson
Lump Sum(1)	$1,045,367	$535,184	$—	$—
Stock and Incentive Compensation(2)	$570,956	$570,956	$386,009	$—
Retention Bonus(3)	$120,000	$—	$—	$—
SERP(4)	$157,561	$157,561	$157,561	$157,561
TOTAL	$1,893,884	$1,263,701	$543,570	$157,561
Kevin D. McCoy
Lump Sum(1)	$1,157,649	$162,011	$—	$—
Stock and Incentive Compensation(2)	$618,795	$618,795	$438,149	$—
Retention Bonus(3)	$112,008	$—	$—	$—
SERP(4)	$422,319	$422,319	$422,319	$422,319
TOTAL	$2,310,771	$1,203,125	$860,468	$422,319
  _____________

(1)
Payment is calculated based on executive’s annual base salary as of June 30, 2016 plus cash incentive compensation at the target level. The amounts include severance, benefits allowance, and outplacement reimbursement, reduced by the amount necessary to avoid federal excise tax on excess parachute payments (Section 4999 of the Internal Revenue Code). This excise tax would be assessed if the value of certain payments that are contingent upon a Change-in-Control, referred to as parachute payments, exceeds a safe harbor amount. The computation of the excise tax is complex and is subject to various questions of interpretation. The amount that the payment has been reduced for excise tax reflects the Company’s best estimate at this time. In addition, there is estimated to be no tax liability pursuant to Section 409A of the Internal Revenue Code and accordingly no amounts are included for reimbursement of this tax.

(2)
Represents the value of unvested RSU, RTSR, APS and LTPS awards, the vesting of which would accelerate in certain circumstances depending upon the specified event of termination. Awards are valued by multiplying $11.38, the closing price of the Company’s Common Stock as reported by NASDAQ on June 30, 2016, by the number of unvested shares that would vest for the specified event of termination. The amount also includes the accrued but unpaid cash incentive compensation due under the Incentive Bonus Plan for fiscal year 2016. These amounts will be paid in a lump sum upon a Change-In-Control for all NEOs or if Mr. Schneider is terminated without Cause or for Good Reason. For other NEOs who are terminated without Cause or for Good Reason, these amounts will be paid over time as if the executive had remained an employee of the Company.

(3)	Amount payable in two installments: 50% — 3 months after a Change-in-Control; and 50% — 6 months after a Change-in-Control.

(4)
Represents the fully vested SERP balance as of June 30, 2016 reflected in the Nonqualified Deferred Compensation Table included in this Proxy Statement. This amount will be paid in a lump sum after a separation due to Change-in-Control, termination without Cause or with Good Reason, or death. In the case of disability, retirement or voluntary termination, the amount will be paid pursuant to the election of the NEO.

(5)
The Change-in-Control payment calculated in this column assumes that the NEO departs the Company and is not employed by the successor company, resulting in the maximum amount of Change-in-Control payment. If the NEO were to be retained by the successor, the Change-in-Control payment would be reduced to exclude the severance portion (consisting of the NEO’s annual base salary, targeted cash incentive compensation, and benefits allowance), and would only include stock and bonus compensation to the extent that the successor company did not continue these benefits.

(6)	The amounts listed in this column represent only death or disability payouts because the NEOs were not of retirement age as of June 30, 2016, and therefore are not eligible for retirement benefits.

(7)	Includes termination by the Company for Cause and voluntary resignation by the NEO.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary, health benefits, and distribution of account balances under the Retirement Plan.

DIRECTOR COMPENSATION

Fiscal Year 2016 Compensation to Non-Employee Directors
All non-employee directors receive compensation as set by the Board. The level of compensation is guided by the following goals: compensation should fairly pay directors for work required in a company of our size and scope; and the structure of the compensation should be simple, transparent, market-competitive, and easy to understand. An analysis of director compensation was conducted using independent market data, in fiscal year 2016, at the request of the Compensation and Governance Committee, which resulted in an increase to director compensation, effective January 1, 2016, to be more competitive with companies of similar size and to align our Directors’ interests more closely with those of our Share Owners. As a result of the analysis, compensation for non-employee directors now consists of two components, including a new stock component which was approved by the Board in December 2015. Each non-employee Board member receives annual cash compensation of $75,000 and unrestricted shares of Common Stock valued at an aggregate of $50,000, for annual total compensation valued at $125,000. The Chairperson of the Audit Committee of the Board, the Chairperson of the Compensation and Governance Committee and the Lead Independent Director each receive an additional $10,000 in cash compensation per year for a total of $135,000 for those Board members. The number of unrestricted shares awarded is determined by averaging the closing price of shares on the 10 business days prior to the award.
All payments were made and shares were issued on a quarterly basis beginning in October 2015. For new directors, compensation was paid and shares issued beginning in the first quarter that service to the Company began. For departing directors, quarterly payments and issuance of shares ceased after service ended. Please refer to the below table regarding compensation paid to non-employee directors in fiscal year 2016.
Based on our Company’s Stock Ownership Guidelines, directors are required to receive at least 50% of the cash component of their Board compensation in shares of Common Stock until they attain the minimum level of stock ownership required for a director, which is three times the total annual fees earned. The directors can also elect to receive any or all of the cash component of their compensation in shares of Common Stock under the 2003 Plan. Directors also are reimbursed for travel expenses incurred in connection with attending Board and committee meetings.
The following Non-Employee Director Compensation Table shows the compensation paid to each non-employee director during fiscal year 2016. A full-time officer, who is or becomes a member of the Board, does not receive additional compensation for serving as a member of the Board and/or as a member of any of the committees of the Board. Mr. Schneider is not included in this table because he received no additional compensation for his service as a director. The compensation of Mr. Schneider is fully reflected in the Summary Compensation Table in this Proxy Statement.
During fiscal year 2016, the non-employee directors received compensation for serving on the Board and committees as follows:
Non-Employee Director Compensation in Fiscal Year 2016

	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Name	($)	($)	($)
(a)	(b)	(c)	(h)
Timothy J. Jahnke	$31,875	$55,197	$87,072
Kimberly K. Ryan	$28,125	$51,546	$79,671
Geoffrey L. Stringer	$31,041	$55,185	$86,226
Thomas J. Tischhauser	$31,875	$55,197	$87,072
Christine M. Vujovich	$28,125	$51,546	$79,671
Patrick E. Connolly	$27,402	$51,534	$78,936
Susan B. Frampton	$6,700	$15,632	$22,332
Kristine L. Juster	$6,696	$15,643	$22,339

 _____________

(1)
Represents fees paid in cash and fees for which the director elected to received Common Stock in lieu of cash, as shown in following table. Because payments were made on a quarterly basis beginning in October 2015, this portion of directors’ fee represents the period from October 1, 2015 to June 30, 2016. The payment for the period from July 1, 2015 to September 30, 2015 was made in the prior fiscal year.

	Fees Paid in Cash	Fees Paid in Common Stock in Lieu of Cash at Election of Director (3)
Timothy J. Jahnke	$31,875	$—
Kimberly K. Ryan	$28,125	$—
Geoffrey L. Stringer	$—	$31,041
Thomas J. Tischhauser	$31,875	$—
Christine M. Vujovich	$28,125	$—
Patrick E. Connolly	$—	$27,402
Susan B. Frampton	$4,018	$2,682
Kristine L. Juster	$6,696	$—

(2)
Represents fees paid in Common Stock, consisting of the stock component of directors’ fees approved by the Board in December 2015 which became effective January 1, 2016, as well as the portion of cash fees required to be paid in Common Stock as a result of directors not meeting the stock ownership guidelines.

	Stock Component of Director Fees (3)	Fees paid in Common Stock due to not meeting Stock Ownership Guidelines (3)
Timothy J. Jahnke	$24,144	$31,053
Kimberly K. Ryan	$24,144	$27,402
Geoffrey L. Stringer	$24,144	$31,041
Thomas J. Tischhauser	$24,144	$31,053
Christine M. Vujovich	$24,144	$27,402
Patrick E. Connolly	$24,144	$27,390
Susan B. Frampton	$8,937	$6,695
Kristine L. Juster	$8,937	$6,706

(3)
Represents the grant date fair value of the shares of unrestricted Common Stock awarded each quarter, which was calculated using the closing price of our Common Stock as reported by NASDAQ as of the payment date of each quarterly directors’ fee, ranging from $9.65 to $12.04.

Board Stock Ownership Guidelines
As discussed under “Compensation Discussion and Analysis — Components of Compensation — Share Ownership Guidelines,” the Board follows guidelines, which were updated in 2015, whereby all members of our Board are expected to own, at a minimum, shares of our Company’s stock equal in value to three times the total annual fees earned as a director.

PROPOSAL TO APPROVE THE KIMBALL INTERNATIONAL, INC.
2016 ANNUAL CASH INCENTIVE PLAN
Background.  Our Board believes that the long-term success of our Company depends, in part, on its ability to recruit and retain outstanding individuals as employees and to furnish these employees maximum incentive to improve operations and increase profits. Our Board also believes it is important to align compensation of officers and employees with the interests of Share Owners. In accordance with this belief, our Board, upon recommendation of the Compensation and Governance Committee (“Committee”) of the Board (comprised of independent outside directors within the meaning of Section 162(m) of the Internal Revenue Code), has unanimously adopted and recommends for Share Owner approval, the Kimball International, Inc. 2016 Annual Cash Incentive Plan (defined for purposes of this proposal as the “Plan”). This Plan is effective commencing in fiscal year 2017 and replaces, in full, the Amended and Restated 2010 Profit Sharing Incentive Bonus Plan (the “2010 Plan”) which was approved by Share Owners during the 2015 Annual Meeting.
The Board approved the Plan on April 26, 2016, and directed that the Plan be submitted to our Share Owners for consideration at the Annual Meeting. The Plan retains many of the concepts from the 2010 Plan, including changes made in fiscal year 2015 to eliminate the Group level due to the spin-off of the EMS segment and to add part-time employees not engaged directly in manufacturing or delivery of product as participants under the Plan. New features of the Plan include:
• the ability to adjust the performance metric from year to year with Committee approval to focus employees on key strategic initiatives;
• expanding the ability of the Committee to increase executive officer payout percentages to achieve a desired mix of short-term cash incentives as a percentage of total target compensation;
• providing for payouts under the Plan to be made in two payments in August and December of the following fiscal year rather than five payments; and
• adding claw back language to enable the Company to seek repayment or require forfeiture of unpaid amounts if an eligible employee engages in intentional misconduct that results in a financial restatement.
The profit sharing framework of this Plan has been in place since prior to the Company becoming publicly traded in 1976. The Plan measures performance at two levels within the Company: (1) at the consolidated level (“Company”); and (2) at a business unit level for the performance of designated operations within the Company (“Business Unit”). All executive officers and other eligible employees participate at the Company level or a combination of the Company and Business Unit levels.
Share Owner approval of the Plan is now sought to qualify the awards under the Plan as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a deduction for certain compensation paid in excess of $1 million to our CEO and to each of our other three most highly compensated executive officers (other than our CFO), but only if employed as of the end of the fiscal year. Performance-based compensation, however, is fully deductible by the Company if the material terms of the programs are approved by Share Owners at least every five years and meet certain other requirements. The Plan has been designed to permit the Committee to grant cash incentives which qualify for deductibility under Section 162(m). To allow for the deductibility of payments under the Plan, the Board recommends that the Share Owners approve the Plan at the Annual Meeting.
Goal.  The goal of the Plan is to link an employee’s compensation to the financial success of the Company. The intent is to encourage participants to think, act and be rewarded like owners, and to seek out and undertake initiatives that continuously improve the performance of the Company.
Eligibility.  Executive officers and all employees (other than temporary employees, employees engaged directly in manufacturing or delivery of product, and employees on a sales incentive plan) are eligible to participate in the Plan (“Participants”). Approximately 800 employees will be eligible to participate in the Plan.
Incentive Criteria.  The Committee will set the performance measure and performance targets at the beginning of each fiscal year to incent desired results. The performance measure can vary from year to year and may be based on any one or any combination of the following business criteria:
•operating income

•	earnings per share

•	return on capital

•	return on assets

•	economic profit

•	market value per share

•	EBITDA

•	cash flow

•	net income (before or after taxes)

•	revenues

•	cost reduction goals

•	market share

•	total return to shareholders
The Committee must approve the performance targets (“Targets”) within the first 25% of the period of service to which the Targets relate, but not later than 90 days after the commencement of that period (“Relevant Time Period”). The Committee, within the Relevant Time Period, may make adjustments for non-operating income and loss and other performance measure computation elements as it deems appropriate to provide optimal incentives for eligible employees. If other adjustments are necessary beyond the Relevant Time Period, the NEOs will not be eligible to receive any cash incentive resulting from such adjustments.
Cash Incentive Amounts.  The Plan establishes potential cash incentive amounts as a range of percentages of the Participant’s salary, with the cash incentive percentage increasing with higher levels of performance. The Plan also establishes different cash incentive percentage ranges across several Participant categories, setting higher incentive-percentage ranges for Participants who, by virtue of their responsibilities, are expected to have a greater effect on the Company’s financial success. Within the Relevant Time Period, the Committee has the discretion to increase Executive Officer potential cash incentive payout percentages under the Plan with a payout cap of 100% of base salary. The Committee may use this discretion to achieve a desired mix of short-term cash incentives as a percentage of total target compensation for a particular executive officer. At the highest responsibility level, Participants may earn cash incentives of up to 100% of base salary. The Plan is designed so that Participants will achieve maximum cash incentives only if the Company achieves maximum targeted performance levels, considering various economic indicators and improvement goals as determined by the Committee. A Participant’s total cash incentive under the Plan may not exceed $1 million for any fiscal year. Awards under the Plan will be determined based on actual future performance.
Awards under the Plan will be determined based on actual future performance. Therefore, the amounts that will be paid pursuant to the Plan in future years are not currently determinable. However, as described above, the profit sharing framework of the Plan has been in place for a number of years. The amounts payable pursuant to the Incentive Bonus Plan (the predecessor to the Plan) relating to performance in the fiscal year ended June 30, 2016, for the following individuals and groups were as follows:

Name and Position	Amount of Fiscal Year 2016 Award
Robert F. Schneider Chairman of the Board, Chief Executive Officer	$346,503
Michelle R. Schroeder Vice President, Chief Financial Officer	$169,604
Donald W. Van Winkle President, Chief Operating Officer	$212,956
Lonnie P. Nicholson Vice President, Chief Administrative Officer	$157,482
Kevin D. McCoy Vice President; President, National Office Furniture	$246,418
All Current Executive Officers	$1,553,691
Non-Executive Director Group	None
Non-Executive Officer Employee Group	$10,355,280
Each of the NEOs listed in the above table has been selected as a Participant under the Plan for fiscal year 2017.
Administration.  For a particular fiscal year, the Committee must approve the Targets, performance measure computation adjustments, and any other conditions within the Relevant Time Period. At the end of each fiscal year, but before Plan incentives may be paid, the Committee must certify in writing that Targets and other conditions have been satisfied. The Committee does not have the discretion to increase the amount of any cash incentive for the NEOs. The Board may amend or terminate the Plan effective for future fiscal years. The Board will not, however, amend the Plan without Share Owner approval if such approval is required to comply with Section 162(m) of the Internal Revenue Code or other applicable law or to comply with applicable stock exchange requirements.

Cash Incentive Payments.  Cash incentives will be paid during the following fiscal year in two cash installments — 50% in August and 50% in December. If a Participant’s employment is terminated before a scheduled payment date, the former employee will not be entitled to receive that cash incentive payment or any subsequent cash incentive payment, unless the Participant’s termination was caused by retirement after attaining the country-specific retirement age (62 in the U.S.), death, or permanent disability, in which case, that Participant (or estate, in the event of the Participant’s death) will be entitled to receive all cash incentive payments for the previous fiscal year on the scheduled payment date(s), and a pro-rata share for the current fiscal year cash incentive if any which will be paid in full within 2½ months after the end of the Company’s fiscal year.
Repayment, Forfeiture. After the Committee certifies that Targets and other conditions have been satisfied as described above, no adjustments will be made to reflect any subsequent change in accounting, the effect of federal, state or municipal taxes later assessed or determined, or otherwise. Notwithstanding the foregoing, the Company reserves the right to, and in appropriate cases will, seek recovery of all or any portion of cash incentive payments made if (i) the amount of the cash incentive payment was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of all or a portion of the Company’s financial statements; (ii) the Participant engaged in intentional misconduct that caused or partially caused the need for such a restatement; and (iii) the amount of the cash incentive payment that would have been awarded to a Participant would have been lower than the amount actually awarded had the financial results been properly reported. Further, the Company is not limited in its power to take other actions as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.
The foregoing provision in the Plan may be amended as required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 10D of the Exchange Act (regarding recovering of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (ii) similar rules under the laws of any other governing jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to a Participant.
Our Board recommends that our Share Owners vote in favor of the approval of the Plan so as to take advantage of the benefits of Section 162(m) of the Internal Revenue Code. If our Share Owners do not approve the Plan we may still continue to pay cash incentives to Participants under the Plan. Such cash incentives may not be fully tax-deductible to the extent the total compensation paid to our executive officers exceeds the Section 162(m) limitation. The Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m). If we cannot deduct incentive compensation from our taxes, it will increase the cost of these incentive payouts to us and thus to our Share Owners through reduced net income.
The Board of Directors recommends a vote “FOR” approval of the Kimball International, Inc. 2016 Annual Cash Incentive Plan.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. During the fiscal year ended June 30, 2016, the Audit Committee was comprised of at least three directors as required per the Audit Committee Charter. All members of the Audit Committee meet the independence and experience requirements of The NASDAQ Stock Market LLC and the Securities and Exchange Commission. The members of the Audit Committee also meet requirements to be considered an “audit committee financial expert.”
Management is responsible for the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for auditing and expressing an opinion in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) on the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting.
In connection with these responsibilities, the Audit Committee met with management and Deloitte to review and discuss the June 30, 2016 financial statements including a discussion of the acceptability and quality of the accounting principles, the reasonableness of critical accounting policies, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Audit Committee under standards established by the Securities and Exchange Commission and the PCAOB. The Audit Committee also has received the written disclosures and the letter from Deloitte in accordance with the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.
The Audit Committee reviewed the overall scope of the audits performed by the internal auditor and Deloitte. The Audit Committee met with the internal auditor and Deloitte, with and without management present, to discuss the results of the examinations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. The Audit Committee also discussed with management and Deloitte, management’s report on, and Deloitte’s report on and audit of, the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also met at least two times annually in a separate executive session with only members present.
Based upon the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditor’s report, our Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2016, filed with the Securities and Exchange Commission.

Respectfully submitted,
THE AUDIT COMMITTEE
Geoffrey L. Stringer (Chairperson)
Kimberly K. Ryan
Patrick E. Connolly
Kristine L. Juster

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively the “Deloitte Entities”) audited the Company’s annual financial statements for the fiscal year ended June 30, 2016. The Deloitte Entities have served as our independent registered public accounting firm since 2002.
Representatives of the Deloitte Entities will be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees

Type of Fee	Fiscal Year Ended June 30, 2016	Fiscal Year Ended June 30, 2015
Audit Fees (1)	$710,000	$775,000
Audit-Related Fees (2)	$33,829	$105,406
Tax Fees (3)	$18,170	$7,310
All Other Fees (4)	$2,000	$2,600
Total	$763,999	$890,316
_____________
(1) For both fiscal years 2016 and 2015, “Audit Fees” represent the aggregate fees billed by Deloitte in connection with the audit of the Company’s annual financial statements and the review of the Company’s financial information included in its Annual Report on Form 10-K and Quarterly Report on Form 10-Q filings.
(2) Audit-related fees for fiscal years 2016 and 2015 consisted primarily of fees paid for the audit of various benefit plans. The 2015 amount included an additional amount paid related to the fiscal year 2014 carve-out audit of the business related to the spin-off of the EMS segment which was completed in October 2014.
(3) For both fiscal years 2016 and 2015, “Tax Fees” represent services which include tax compliance and tax consulting.
(4) For both fiscal years 2016 and 2015, “All Other Fees” included fees for advisory services related to licensing an accounting research tool.
Consideration of Services Provided by the Independent Registered Public Accounting Firm
The Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm prior to the services being performed. The Audit Committee has established a pre-approval process for services provided by the independent registered public accounting firm which complies with the requirements of the Sarbanes-Oxley Act of 2002. A description of the pre-approval process is attached to this Proxy Statement as Appendix A. The Audit Committee has considered whether all services provided are compatible with maintaining the independent registered public accounting firm’s independence in accordance with this pre-approval process and has determined that such services are compatible.
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed the Deloitte Entities to be the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2017. They were appointed based upon:

•	performance on past audits, including the expertise of the engagement team;

•	experience, client service, and responsiveness;

•	leadership, management structure, and ethical culture; and

•	the amount of fees charged in relation to scope of work performed.
Ratification is not required by law or the Company’s By-laws. The Company is submitting the appointment of the Deloitte Entities to the owners of our Common Stock for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our Share Owners.
The Board of Directors recommends that the Share Owners vote “FOR” ratification of the appointment of the Deloitte Entities as the Company’s independent registered public accounting firm.
By Order of the Board of Directors
Julia Heitz Cassidy, Secretary
September 9, 2016

APPENDIX A

APPROVAL PROCESS FOR SERVICES PERFORMED BY
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Objective
To ensure the independent registered public accounting firm is independent in both fact and appearance with respect to the audit of the financial statements of Kimball International, Inc. (the “Company”).
Process
The independent registered public accounting firm of Kimball International, Inc. reports to and is engaged by the Audit Committee of the Company. Prior to the engagement of the independent registered public accounting firm to render service, the service and fees are approved by the Audit Committee. The Audit Committee will not engage the independent registered public accounting firm for any non-audit service that is specifically prohibited by the Securities and Exchange Commission rules on auditor independence nor will approval be granted for any non-audit service that individually or in the aggregate, in the Audit Committee’s opinion, impairs the independence of the independent registered public accounting firm with respect to the audit of the financial statements of the Company. Pre-approval of services is obtained either (1) by explicit pre-approval of individual services from the Audit Committee or (2) by general pre-approval for certain tax compliance and related tax services.
The Audit Committee has delegated authority to the Audit Committee Chairperson to grant approval required by this policy for any service engagements that arise between Audit Committee meetings. During the next regularly scheduled Audit Committee meeting, or sooner as appropriate, the Audit Committee Chairperson updates the full committee of approved independent registered public accounting firm services for informational purposes.
The independent registered public accounting firm has reviewed the policy and believes that the policy will not adversely affect the firm’s independence.

A-1

APPENDIX B

RECONCILIATION OF GAAP TO NON-GAAP MEASURES FOR INCENTIVE PLANS
(Amounts in Millions)

The following reconciles GAAP net income to economic profit for the Worldwide plan for the fiscal year ended June 30, 2016 and details the adjustments made to economic profit to determine the payouts under the Kimball International, Inc. Amended and Restated 2010 Profit Sharing Incentive Bonus Plan for fiscal year 2016:

Net Income	$21.2
Less: Cost Of Capital Charge	10.4	Represents the economic cost of a reasonable return on invested capital that is used in the business
Economic Profit	$10.8

Adjustments to Economic Profit:
After-tax restructuring costs associated with the consolidation of the Post Falls, Idaho facility into existing Indiana facilities	4.5
The Committee determined that costs associated with the Post Falls restructuring would be excluded from the profit sharing bonus computation because the costs are not indicative of operating performance. The new executive team post-spin made the decision to restructure the Post Falls operation, with an expected annual benefit after completion of approximately $5 million. The Committee believes the restructuring will drive economic value for the Company and that including expenses in the bonus calculation would be a disincentive to executing the restructuring.

After-tax expense related to LIFO accounting	(1.0)	The Committee determined that it was appropriate to exclude the impact of LIFO accounting from the profit sharing bonus computation as a non-operational item.
Adjusted Economic Profit Used for Incentive Bonus Plan	$14.3

The following reconciles GAAP operating income to adjusted operating income and the adjusted operating income percentage for the Annual Performance Share awards for the fiscal year ended June 30, 2016, and details the adjustments made to operating income to determine the payouts under the Kimball International, Inc. Amended and Restated 2003 Stock Option and Incentive Plan for fiscal year 2016:

Operating Income	$33.5

Adjustments to Operating Income:
Before-tax restructuring costs associated with the consolidation of the Post Falls, Idaho facility into existing Indiana facilities	7.3
The Committee determined that costs associated with the Post Falls restructuring would be excluded from the Annual Performance Share computation because the costs are not indicative of operating performance. The new executive team post-spin made the decision to restructure the Post Falls operation, with an expected annual benefit after completion of approximately $5 million. The Committee believes the restructuring will drive economic value for the Company and that including expenses in the Annual Performance Share calculation would be a disincentive to executing the restructuring.

Adjusted Operating Income Used for Annual Performance Share Award	$40.8
Net Sales	$635.1
Adjusted Operating Income as a percentage of Net Sales	6.4%

B-1

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KIMBALL INTERNATIONAL, INC. ATTN: JIM KRODEL 1600 ROYAL STREET JASPER, IN 47549
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KIMBALL INTERNATIONAL, INC.		DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR EACH OF THE FOLLOWING CLASS II DIRECTORS TO SERVE FOR A THREE-YEAR TERM:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees

01) KIMBERLY K. RYAN
02) PATRICK E. CONNOLLY

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

2. APPROVE THE KIMBALL INTERNATIONAL, INC. 2016 ANNUAL CASH INCENTIVE PLAN.	☐	☐	☐

3. RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.
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KIMBALL INTERNATIONAL, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
I appoint Robert F. Schneider and Donald W. Van Winkle, or either of them, each with full power of substitution, as Proxies to vote all shares of common stock of Kimball International, Inc. standing in my name on its books at the close of business on August 22, 2016, at the annual meeting of its share owners to be held at the principal offices of the Company located at 1600 Royal Street, Jasper, Indiana at 9:30 A.M., Eastern Daylight Time, on Tuesday, October 25, 2016, and at any adjournments thereof with respect to the matters on the reverse side. I hereby revoke any proxy heretofore given.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE SHARE OWNER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE APPROVAL OF THE KIMBALL INTERNATIONAL, INC. 2016 ANNUAL CASH INCENTIVE PLAN, AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017.

Continued and to be signed on reverse side